                                                                   EXHIBIT 2.13

                AGREEMENT FOR THE PURCHASE AND SALE OF STOCK


                  THIS AGREEMENT is made and entered into on the 24th day of JULY 1998, by and among LASON, INC., a Delaware corporation, the address of which is 1305 Stephenson Highway, Troy, Michigan 48083 ("BUYER"), ARTHUR G. LUNDEEN, whose address is 52 Segada, Rancho Santa Margarita, CA 92688 ("LUNDEEN"), JAMES M. CHAMBERLAIN, individually and as Trustee of the Chamberlain Family Trust U/D/T dated March 6, 1997 and Arlene M. Chamberlain, individually and as Trustee of the Chamberlain Family Trust U/D/T dated March 6, 1997, whose address is 161 South Bayberry Court, Anaheim, CA 92807 (collectively, "CHAMBERLAIN"), MARK W. SIPES, whose address is 2954 Oakbrook Drive, Riverside, CA 92503 ("SIPES"), RICHARD C. FRENCH, whose address is 21421 Birdhollow Drive, Trabuco Canyon, CA 92679 ("FRENCH"), PHILLIP B. SIEGEL, individually and as Co-Trustee of the Phillip B. Siegel Family Trust established November 22, 1982, whose address is 30932 Via Mirador, San Juan Capistrano, CA 92675 and DIANE R. SIEGEL, individually and as Co-Trustee of the Phillip B. Siegel Family Trust established November 22, 1982, whose address is 30932 Via Mirador, San Juan Capistrano, CA 92675 (collectively "SIEGEL"), ERIC HAZELL, whose address is 27031 Pueblo Nuevo, Mission Viejo, CA 92691 ("HAZELL"), and CHARLES K. LAUDERDALE, whose address is 25642 Elm Bank, Laguna Hills, CA 92653 ("LAUDERDALE"), and CONSOLIDATED REPROGRAPHICS, a California corporation, the address of which is 31 Musick Avenue, Irvine, California, 92618-1638 ("CORPORATION"). For the purposes hereof, Lundeen, Chamberlain, Sipes, French, Siegel, Hazell and Lauderdale are sometimes hereinafter collectively referred to as "SHAREHOLDERS."

                                R E C I T A L S:

                  Corporation is in the business of providing industrial photography, blueprint copy services (including hard copy and CAD/CAM copying), document copying services (black and white analog and digital duplication, color duplication and plotting), print on demand, facilities management services, mounting/laminating services, microfilm and microfiche services, offset printing, equipment supply and service, together with such services and technologies arising out of, generated by or from, or developed as a result of, or used in connection with or resulting from all or any of the foregoing (collectively, the "BUSINESS").

                  Shareholders have represented that they own all of the issued and outstanding common stock of Corporation as of the date of this Agreement (the "SHARES") with the understanding that: (I) as of the date of this Agreement, Siegel owns preferred stock in Corporation which they will convert to common stock prior to the Closing Date (as defined below in Section 8.1) and
(ii) Hazell, Lauderdale, Chamberlain and Sipes hold options to purchase some of the Shares held by Lundeen on the date hereof which they will exercise prior to the Closing Date.

                  Buyer desires to purchase all of the Shares currently owned by Shareholders, as well as the Shares which are to be owned by Siegel, Hazell, Lauderdale, Chamberlain and Sipes on the Closing Date (as defined below in Section 8.1) so that the Shares to be purchased by Buyer will give Buyer 100% ownership interest in Corporation.

                  Buyer desires to purchase the Shares from Shareholders, and Shareholders desire to sell the Shares to Buyer, and Corporation desires that this transaction be consummated.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:




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                                TABLE OF CONTENTS

                                                                          PAGE

ARTICLE 1

         PURCHASE AND SALE OF SHARES......................................  2
         SECTION 1.1       SALE AND TRANSFER OF SHARES....................  2
         SECTION 1.2       PURCHASE PRICE.................................  2
         SECTION 1.3       ESCROW; POSSIBLE POST-CLOSING ADJUSTMENTS
                           TO PURCHASE PRICE .............................  3
         SECTION 1.4       EARNOUT PAYMENTS...............................  7

ARTICLE 2

         REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
         AND CORPORATION.................................................. 10
         SECTION 2.1       ORGANIZATION, STANDING AND POWER............... 10
         SECTION 2.2       CAPITALIZATION................................. 10
         SECTION 2.3       TITLE TO SHARES................................ 11
         SECTION 2.4       SUBSIDIARIES................................... 11
         SECTION 2.5       AUTHORITIES AND CONSENTS....................... 11
         SECTION 2.6       NO BREACH OR VIOLATION......................... 11
         SECTION 2.7       FINANCIAL STATEMENTS........................... 11
         SECTION 2.8       BOOKS AND RECORDS.............................. 12
         SECTION 2.9       UNDISCLOSED LIABILITIES........................ 12
         SECTION 2.10      ABSENCE OF CERTAIN CHANGES..................... 12
         SECTION 2.11      TAXES.......................................... 14
         SECTION 2.12      RECEIVABLES.................................... 14
         SECTION 2.13      INVESTMENTS AND INVESTMENT SECURITIES.......... 14
         SECTION 2.14      REAL PROPERTY.................................. 14
         SECTION 2.15      LEASES......................................... 15
         SECTION 2.16      ENVIRONMENTAL MATTERS.......................... 15
         SECTION 2.17      PROPRIETARY RIGHTS............................. 16
         SECTION 2.18      NON-INFRINGEMENT; AGREEMENTS................... 16
         SECTION 2.19      INSURANCE...................................... 16
         SECTION 2.20      INTERESTED TRANSACTIONS........................ 16
         SECTION 2.21      CUSTOMERS AND SALES............................ 16
         SECTION 2.22      EXISTING EMPLOYMENT CONTRACTS AND/OR
                           REMUNERATION AGREEMENTS........................ 16
         SECTION 2.23      EMPLOYEE BENEFIT PLANS......................... 17
         SECTION 2.24      WORKERS COMPENSATION; EMPLOYMENT
                           DISCRIMINATION; LABOR RELATIONS................ 17
         SECTION 2.25      OTHER CONTRACTS................................ 18
         SECTION 2.26      OFFICERS AND DIRECTORS, ETC.................... 18
         SECTION 2.27      LITIGATION AND CLAIMS.......................... 18
         SECTION 2.28      GENERAL LIABILITY.............................. 19
         SECTION 2.29      OTHER TANGIBLE PERSONAL PROPERTY............... 19
         SECTION 2.30      TITLE TO ASSETS................................ 19
         SECTION 2.31      NAMES.......................................... 19
         SECTION 2.32      SOFTWARE....................................... 19
         SECTION 2.33      YEAR 2000 COMPLIANCE........................... 20
         SECTION 2.34      BEST KNOWLEDGE................................. 20
         SECTION 2.35      ACCURACY AND COMPLETENESS OF REPRESENTATIONS
                           AND WARRANTIES................................. 20




                                        i

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         SECTION 2.36      INVESTMENT REPRESENTATIONS..................... 20

ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF BUYER.......................... 21
         SECTION 3.1       ORGANIZATION................................... 21
         SECTION 3.2       AUTHORIZATION.................................. 21
         SECTION 3.3       NO BREACH...................................... 21
         SECTION 3.4       VALIDLY ISSUED................................. 21
         SECTION 3.5       TRADING ON THE NASDAQ NATIONAL MARKET.......... 21
         SECTION 3.6       BUYER'S SECURITIES FILINGS..................... 22

ARTICLE 4

         FURTHER AGREEMENTS OF THE PARTIES................................ 22
         SECTION 4.1       ACCESS TO INFORMATION.......................... 22
         SECTION 4.2       CONDUCT OF BUSINESS BY CORPORATION............. 22
         SECTION 4.3       EXCLUSIVITY.................................... 24
         SECTION 4.4       CONSENTS....................................... 24
         SECTION 4.5       COMMUNICATIONS................................. 24
         SECTION 4.6       UPDATING OF SCHEDULES AND EXHIBITS............. 24

ARTICLE 5

         CONDITIONS PRECEDENT TO OBLIGATIONS OF
         SHAREHOLDERS AND CORPORATION..................................... 24
         SECTION 5.1       PERFORMANCE.................................... 24
         SECTION 5.2       REPRESENTATIONS AND WARRANTIES................. 24
         SECTION 5.3       CERTIFICATE OF OFFICER......................... 24
         SECTION 5.4       LEGAL OPINION.................................. 24
         SECTION 5.5       EMPLOYMENT AGREEMENTS.......................... 24
         SECTION 5.6       ESCROW AGREEMENT............................... 24
         SECTION 5.7       HSR ACT........................................ 25

ARTICLE 6

         CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..................... 25
         SECTION 6.1       AUTHORIZATION OF TRANSACTION................... 25
         SECTION 6.2       SATISFACTORY INVESTIGATION..................... 25
         SECTION 6.3       UNTRUE STATEMENTS.............................. 25
         SECTION 6.4       NO MATERIAL ADVERSE CHANGE..................... 25
         SECTION 6.5       REPRESENTATIONS AND WARRANTIES................. 25
         SECTION 6.6       CERTIFICATE OF SHAREHOLDERS AND CORPORATION.... 25
         SECTION 6.7       LEGAL OPINION.................................. 25
         SECTION 6.8       LITIGATION..................................... 25
         SECTION 6.9       THIRD PARTY CONSENTS........................... 26
         SECTION 6.10      CORPORATE ACTION............................... 26
         SECTION 6.11      EMPLOYMENT AGREEMENTS.......................... 26
         SECTION 6.12      LOCK-UP AGREEMENT.............................. 26
         SECTION 6.13      ESCROW AGREEMENT............................... 26
         SECTION 6.14      SIEGEL TRANSACTIONS............................ 26



                                         ii

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         SECTION 6.15      OPTIONS........................................ 26
         SECTION 6.16      REPAYMENT OF NOTE.............................. 26
         SECTION 6.17      EXTENSION OF LEASES............................ 26
         SECTION 6.18      UNITED REPROGRAPHICS........................... 26
         SECTION 6.19      HSR ACT........................................ 26

ARTICLE 7

         TERMINATION...................................................... 27
         SECTION 7.1       TERMINATION OF AGREEMENT....................... 27
         SECTION 7.2       NO WAIVER...................................... 27

ARTICLE 8

         THE CLOSING...................................................... 27
         SECTION 8.1       TIME AND PLACE................................. 27
         SECTION 8.2       SHAREHOLDERS' AND CORPORATION'S OBLIGATIONS
                           AT CLOSING..................................... 27
         SECTION 8.3       BUYER'S OBLIGATIONS AT CLOSING................. 28

ARTICLE 9

         OBLIGATIONS AFTER CLOSING........................................ 29
         SECTION 9.1       AGREEMENT TO REFRAIN FROM COMPETITION.......... 29
         SECTION 9.2       FURTHER ASSURANCES............................. 30

ARTICLE 10

         INDEMNIFICATION.................................................. 30
         SECTION 10.1      BUYER'S INDEMNITY.............................. 30
         SECTION 10.2      SHAREHOLDERS' INDEMNITY........................ 30
         SECTION 10.3      METHOD OF ASSERTING CLAIMS..................... 31
         SECTION 10.4      THIRD PARTY CLAIMS............................. 31
         SECTION 10.5      SURVIVAL OF SHAREHOLDERS' INDEMNITY
                           OBLIGATIONS.................................... 31
         SECTION 10.6      SURVIVAL OF BUYER'S INDEMNITY OBLIGATIONS...... 31
         SECTION 10.7      LIMITATION ON INDEMNIFICATION.................. 32
         SECTION 10.8      RECEIVABLES INDEMNITY.......................... 32

ARTICLE 11

         MISCELLANEOUS PROVISIONS......................................... 32
         SECTION 11.1      FINDER'S OR BROKER'S FEES...................... 32
         SECTION 11.2      EXPENSES....................................... 32
         SECTION 11.3      EFFECT OF HEADINGS............................. 32
         SECTION 11.4      ENTIRE AGREEMENT; MODIFICATION................. 32
         SECTION 11.5      WAIVER......................................... 33
         SECTION 11.6      COUNTERPARTS................................... 33
         SECTION 11.7      PARTIES IN INTEREST............................ 33
         SECTION 11.8      BINDING EFFECT................................. 33
         SECTION 11.9      RECOVERY OF LITIGATION COSTS................... 33
         SECTION 11.10     SUCCESSORS AND ASSIGNS......................... 33
         SECTION 11.11     NOTICES........................................ 33

         SECTION 11.12     DEFINITIONS.................................... 34
         SECTION 11.13     CHOICE OF LAW.................................. 34
         SECTION 11.14     ARBITRATION.................................... 34
         SECTION 11.15     HSR ACT........................................ 34
         SECTION 11.16     POWER OF ATTORNEY.............................. 35


                                  iv
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                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

                  SECTION 1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below in Section 8.1), Shareholders will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Shareholders, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. On the Closing Date, the certificates representing the Shares shall be duly endorsed in blank for transfer, or accompanied by separate written instruments of assignment and shall be accompanied by such other or further supporting documents as Buyer or its counsel may reasonably require.

                  SECTION 1.2       PURCHASE PRICE.

                           A. Buyer agrees to pay and Shareholders agree to accept for the Shares an amount to be determined by subtracting an amount equal to the Corporation Debt (defined below) from $41,000,000 (the "Initial Purchase Price"). The Initial Purchase Price shall be adjusted following the Closing for any increases or decreases in Net Current Working Capital and reductions due to possible Buyer offsets pursuant to Section 1.3, and for any increase resulting from Earnout Payments due and payable to Shareholders pursuant to Section 1.4. The Initial Purchase Price shall be paid at Closing as follows: (a) cash in an amount equal to $34,100,000 minus Corporation Debt, payable via electronic wire transfer of funds (the "Cash Portion"); and (b) $6,150,000.00 in the form of shares of Buyer's Common Stock (the "LASON SHARES") and $750,000.00 in cash, both to be held in escrow pursuant to the terms and conditions of Section 1.3 below. The Lason Shares will be valued for this purpose at the average closing price of the Lason Shares for the preceding 10 trading days prior to the Closing Date as reported in NASDAQ.com (appropriately adjusted for any stock split, reverse stock split or common stock dividend effected or declared by Buyer), with no fractional shares being issued hereunder. In lieu thereof, Buyer will pay cash for any such fractional shares, the value of which are to be determined by multiplying the fractional portion of a share of the Lason Shares by the per share price determined in accordance with the methodology described above. Shareholders will not be entitled to dividends, voting rights or any other right as shareholder in respect of any fractional share of the Lason Shares. In connection with the foregoing issuance of the Lason Shares, on the Closing Date, Shareholders will deliver to Buyer a Lock-Up Agreement in the form of EXHIBIT 1.2(A-1) (the "LOCK-UP AGREEMENT"), pursuant to which Shareholders will agree not to sell any of the Lason Shares delivered to them in accordance with this Agreement for a period of 18 months from and after the Closing Date. The Initial Purchase Price (as same may be adjusted in accordance with the terms and conditions hereof) is to be allocated among the Shareholders in accordance with
         EXHIBIT 1.2 (A- 2).

                           B. The Cash Portion shall be equal to $34,100,000 minus the following obligations of Corporation ("CORPORATION DEBT"):

                              (i)   Wells Fargo Debt;
                              (ii)  Deferred tax liabilities;
                              (iii) Acquisition debt for United Reprographics;
                              (iv) Acquisition debt remaining on $4,182,265 note Siegel;
                              (v)   Azon vendor debt in the amount of $200,000;
                                    and
                              (vi)  Capital lease obligations in excess of
                                    $1,500,000.

                  The Corporation Debt shall not include and the Cash Portion shall not be reduced by any other obligations of Corporation, including, but not limited to the obligations to United Reprographics and

Siegel relating to their employment and noncompetition agreements. Corporation Debt as of the date of this Agreement is set forth on SCHEDULE 1.2(B), and Corporation shall deliver to Buyer at the Closing such documentation as may be reasonably requested by Buyer to verify the amount of Corporation Debt existing as of Closing. Corporation Debt shall be paid at Closing from funds provided by Buyer to Corporation. The sum of the Cash Portion, the Lason Shares, the Escrowed Funds (as defined in Section 1.3 below) and the amount paid by Buyer for Corporation to retire Corporation Debt shall total $41,000,000. Payment of Corporation Debt as aforesaid shall not reduce Closing Date Net Working Capital.

                  SECTION 1.3 ESCROW; POSSIBLE POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE . The aforesaid $750,000.00 in cash (the "ESCROWED FUNDS") and the aforesaid $6,150,000 in the form of the Lason Shares (the "ESCROWED STOCK") referenced in Section 1.2A above are to be paid into escrow with Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C. ("BUYER'S COUNSEL") pursuant to the terms and conditions of that certain Escrow Agreement in the form of EXHIBIT 1.3 (the "ESCROW AGREEMENT") for purposes of addressing the following possible post-Closing adjustments to the Initial Purchase Price:

                           A.       With respect to the Escrowed Funds:

                                    1. Within 90 days of the Closing Date, Buyer
                  shall cause an audited balance sheet of Corporation to be prepared by PricewaterhouseCoopers as of the Closing Date (the "CLOSING DATE BALANCE SHEET"), together with a computation by PricewaterhouseCoopers of the Net Current Working Capital of Corporation as that term is defined in subpart (4) below (the "CLOSING DATE NET CURRENT WORKING CAPITAL"). The Closing Date Balance Sheet shall be prepared in a manner consistent with the preparation of the March 28, 1998 Balance Sheet and without giving effect to any of the transactions contemplated hereby. If the Closing Date Net Current Working Capital is less than $1,881,070 (the "Target Capital Base"), the Initial Purchase Price shall be reduced on a dollar-for-dollar basis, and shall be paid out of the Escrowed Funds or out of the Escrowed Stock to the extent that the Escrowed Funds are insufficient, all as provided below.

                                    2. If the Closing Date Net Current Working
                  Capital is greater than the Target Capital Base, then the Initial Purchase Price shall be increased on a dollar-for-dollar basis. If required, Buyer shall make such payment (i) within 15 days following the delivery of the Closing Date Balance Sheet to Shareholders, or (ii) if Shareholders dispute any aspect of the Closing Date Balance Sheet or Closing Date Net Current Working Capital, then within 15 days following the resolution of such dispute.

                                    3. Within 5 days of PricewaterhouseCoopers'
                  completion of the Closing Date Balance Sheet and computation of Corporation's Closing Date Net Current Working Capital, Buyer shall deliver to Shareholders, Shareholders' Counsel and Buyer's Counsel a statement setting forth PricewaterhouseCoopers' computation of the Closing Date Net Current Working Capital, the amount of any reduction or increase to the Initial Purchase Price, and the proper distribution of the Escrowed Funds. If Shareholders dispute the accuracy of the Closing Date Net Current Working Capital or the amount of the reduction or increase to the Initial Purchase Price, Shareholders shall notify Buyer in writing within 10 days of delivery of the statement, and Buyer and Shareholders shall work in good faith to resolve the dispute. If Buyer and Shareholders come to an agreement on the amount of the reduction or increase to the Initial Purchase Price and the proper distribution of the Escrowed Funds, they shall each notify Buyer's Counsel within 120 days of the Closing Date, and Buyer's Counsel will release the Escrowed Funds pursuant to the terms of such agreement. If Buyer and Shareholders do not notify Buyer's Counsel of their agreement on the amount of the reduction and the proper distribution of the Escrowed Funds on or before the 120th day after the Closing Date, unless Shareholders have submitted the dispute to arbitration pursuant to Section 11.14 hereof and so notified Buyer's Counsel (together with proof of such submission), Buyer's Counsel shall release the Escrowed Funds to Buyer and/or Shareholders as set forth in Buyer's statement. If Shareholders have submitted the dispute to arbitration as provided herein, Buyer's Counsel will retain in escrow 150% of the disputed amount and release the balance to Shareholders. The amount retained in escrow shall ultimately be released in accordance with the determination of the arbitrators. In all events, the arbitrator for this particular dispute is to be a certified public accountant familiar with transactions of this type. The Closing Date Balance Sheet shall be adjusted to the extent required to reflect the final resolution of any such dispute, either by agreement of the parties or through arbitration. In addition, Buyer and Shareholders will execute a memorandum setting forth any adjustment to the Initial Purchase Price. When released to Shareholders, the Escrowed Funds are to be paid by electronic wire transfer of funds.

                                    4. For the purposes hereof, the term "Net
                  Current Working Capital" is hereby defined to consist of the following accounts found in the books and records of Corporation (the "Accounts"), determined in accordance with generally accepted accounting principles consistently applied:

                           ACCOUNT #

                           10-100-100       Petty Cash
                           10-100-102       Cash
                           10-100-104       Sweep Account
                                                   CASH

                           10-110-100              ACCOUNTS RECEIVABLE
                           10-110-120       Allow for Doubtful Accounts
                           10-110-125       Allow for Customer Discounts
                                                   LESS:    ALLOW FOR DOUBTFUL
                                                            ACCOUNTS/DISCOUNTS
                                                   NET ACCOUNTS RECEIVABLE

                           10-118-100       Inventory - Warehouse
                           11-118-100       Inventory - Tustin
                           12-118-100       Inventory - Airport
                           13-118-100       Inventory - Anaheim
                           14-118-100       Inventory - Laguna Hills
                           15-118-100       Inventory - Las Vegas
                           16-118-100       Inventory - Inland Empire
                           18-118-100       Inventory - Supply
                           23-118-100       Inventory - PBS&J
                           31-118-100       Inventory - RBF Irvine
                           32-118-100       Inventory - RBF San Diego
                           33-118-100       Inventory - RBF Regional
                           35-118-100       Inventory - RBF Arizona
                           50-118-100       Inventory - Clark & Green
                           51-118-100       Inventory - Tait
                           52-118-100       Inventory - Edaw
                           53-118-100       Inventory - Fong & Associates
                           54-118-100       Inventory - Teller Manok

                           55-118-100       Inventory - CVL
                           58-118-100       Inventory - WAT&G
                           59-118-100       Inventory - Greenberg Farrow
                                                   INVENTORY
                           10-118-200              LESS:  RESERVE FOR SLOW
                                                          MOVING & OBSOLETE INV.
                                                   NET INVENTORY

                           10-120-100       Prepaid Deposits
                           10-120-101       Prepaid Income Tax - Fed
                           10-120-102       Prepaid Income Tax - State
                           10-120-105       Prepaid Insurance
                           10-120-107       Prepaid Property Tax
                           10-120-127       Prepaid Supplies
                                                   PREPAID EXPENSES & DEPOSITS

                  LESS:    10-200-200       Accounts Payable
                           10-200-206       A/P Purchase Clearing
                           10-200-213       A/P Other Accruals
                                                   ACCOUNTS PAYABLE

                           10-203-110       Taxes Payable - Corp Fed Inc
                           10-203-115       Taxes Payable - CA Corp State Inc
                           10-203-118       Taxes Payable - AZ State Inc
                           10-203-120       Taxes Payable - Sales Tax
                                                   OTHER PAYABLES

                           10-200-211       Other Accruals
                           10-202-100       Accrual - Payroll Wages
                           10-202-101       Accrual - Payroll Vacation
                           10-202-102       Payable - Credit Union
                           10-202-103       Payable - Emp. Garnishment
                           10-202-104       Payable - Ins. Contract
                           10-202-105       Payable - Ins Group Med
                           10-202-106       Payable - Ins Work Comp
                           10-202-107       Payable - Interest
                           10-202-108       Payable - Profit Sharing
                           10-202-109       Payable Safety Program
                           10-202-401       Payable - 401(k) EE Liability
                           10-203-100       Taxes Payable - Payroll SIT
                           10-203-101       Taxes Payable - Payroll SDI
                           10-203-102       Taxes Payable - Payroll ETF
                           10-203-103       Taxes Payable - SUI
                           10-203-104       Taxes Payable - FIT
                           10-203-105       Taxes Payable - FICA
                           10-203-106       Taxes Payable - FUTA
                           10-203-130       Deferred Sales Revenue
                                                   ACCRUED EXPENSES

                  In connection with the determination of Closing Date Net Current Working Capital, the following facts and protocols are acknowledged by and agreed to by the parties hereto: (i) the Target Capital Base was arrived at by starting with the March 28, 1998 Net Current Working Capital of $3,081,080 and making $1,200,000 of adjustments which were acceptable to Buyer; (ii) the computation of Closing Date Net Working Capital shall be determined by using the Accounts as of the Closing Date; (iii) the Accounts constitute 100% of current assets and current liabilities of Corporation except for:
                  10-100-105 (A/R Clearing); 10-100- 106 (A/R Misc.); 10-100-107
                  (A/R NSF Account); 10-102-101 (Visa/MC Suspense); 10-102- 102
                  (Amex Suspense); 10-102-104 (Amex Suspense - Supplies); 10-110-101 (A/R Employees); 11-102-100 (Cash Suspense -
                  Tustin); 12-102-100 (Cash Suspense - Airport); 13-102-100
                  (Cash Suspense - Anaheim); 14-102-100 (Cash Suspense - Laguna Hills); 15- 102-100 (Cash Suspense - Las Vegas); 16-102-100
                  (Cash Suspense - Inland Empire); 18- 102-100 (Cash Suspense - Supplies); 35-102-100 (Cash Suspense - RBF Arizona); and (iv) the Accounts, and only the Accounts, were used to determine the March 28, 1998 Net Working Capital amount of $3,081,080.

                                    5. The Escrowed Funds are only being held in
                  escrow to facilitate a possible payment in connection with Closing Date Net Working Capital. Accordingly, the Escrowed Funds are subject to no other offsets or deductions whatsoever.

                                    6. Notwithstanding anything to the contrary
                  set forth herein, if there is a tax benefit arising out of the pre-closing exercise of certain stock options granted by Lundeen, and such benefit results in an increase to Closing Date Net Working Capital, Seller shall only receive one-half of such increase.

                           B.       With respect to the Escrowed Stock:

                                    1. In order to facilitate the payment of any
                  indemnification owed to Buyer by Corporation and/or Shareholders pursuant to Article 10 hereof, Corporation and Shareholders agree to escrow the Escrowed Stock with Buyer's Counsel and to execute and deposit with Buyer's Counsel assignments separate from certificate in blank to enable a reassignment of such Escrowed Stock.

                                    2. If Buyer notifies Buyer's Counsel of a
                  claim(s) for indemnification, made pursuant to Article 10, at any time during the 18 months following the Closing Date, Buyer's Counsel will perform as follows:

                                            a. If Buyer and Shareholders come to
                           an agreement on the amount of the claim(s), and on how much of the Escrowed Stock should be released to Buyer, they shall each notify Buyer's Counsel of their agreement within 18 months of the Closing Date, and Buyer's Counsel will release the Escrowed Stock pursuant to the terms of such agreement. If the 18 month escrow period has not expired, Buyer's Counsel shall continue to hold all non-released Escrowed Stock in escrow.

                                            b. If Buyer and Shareholders do not
                           notify Buyer's Counsel of their agreement on the amount of the claim(s) and on how the Escrowed Stock should be released between Shareholders and Buyer on or before 18 months after the Closing Date, unless Shareholders have submitted the dispute to arbitration pursuant to Section 11.14 hereof and so notified Buyer's Counsel (together with proof of such submission), Buyer's Counsel shall release and/or retain the Escrowed Stock consistent with Buyer's notice. If Shareholders have submitted the dispute into arbitration as provided herein, Buyer's Counsel will release the Escrowed Stock in accordance with the determination of the arbitrators. If a claim for arbitration remains pending at the conclusion of the 18 month escrow period, Buyer's Counsel shall retain Escrowed Stock equal to 150% of Buyer's then outstanding claim(s) for indemnification and release the balance to Shareholders.

                                            c. For purposes of this Section 1.3,
                           the per share price of the Escrowed Stock shall be valued at the price per share set forth in Section
                           1.2 hereof.

                                    3. If Buyer's Counsel is not notified by
                  Buyer of any claim(s) for indemnification, made pursuant to
                  Article 10 hereof, during the 18 months following the Closing Date, Buyer's Counsel shall release the Escrowed Stock to Shareholders as soon as reasonably possible thereafter, but in no event later than ten days following final determination of the amount in dispute.

                           C. Notwithstanding the foregoing, after disbursement of the Escrowed Funds and/or Escrowed Stock, Shareholders shall remain liable for any reduction in the Initial Purchase Price in excess of the Escrowed Funds and shall remain liable for any claim(s) of indemnification in excess of the Escrowed Stock. Any such additional liability is to be paid within 5 business days of when due (i.e. after final determination pursuant to Section 11.14 hereof). Any such additional liability not paid when due is to bear interest at the Prime Rate of Interest charged by First Union National Bank plus 5% per annum until paid but, in no event, greater than the maximum amount allowed under applicable law. Further, any such additional liability may be set off, dollar-for-dollar, against the Earnout Payments described in
         Section 1.4 below.

                  SECTION 1.4 EARNOUT PAYMENTS. In addition to the Initial Purchase Price, as additional consideration for the Shares, Shareholders shall be entitled to receive up to 4 additional payments aggregating $28,700,000 (the "EARNOUT PAYMENTS") if and only if such Earnout Payments are earned in accordance with the following:

                           A. Buyer and Shareholders agree that there shall be MINIMUM, TARGET and UPSIDE PERFORMANCE OBJECTIVES for Corporation's EBITDA for two consecutive 12 month periods (the "FIRST 12 MONTH PERIOD" and the "SECOND 12 MONTH PERIOD," respectively) following Closing. The First 12 Month Period will commence on the first day of the month in which the Closing Date occurs if the Closing Date occurs on or before the fifteenth day of the month. If the Closing Date occurs after the fifteenth day of the month, the First 12 Month Period will commence on the first day of the month immediately following the month in which the Closing Date occurred. The Second 12 Month Period will commence immediately following the First 12 Month Period. Such Performance Objectives are as follows: (1) First 12 Month Period - Minimum Performance Objective - $7,300,000; Target Performance Objective - $9,300,000; and Upside Performance Objective - $10,200,000 and (2) Second 12 Month Period - Minimum Performance Objective - $8,000,000; Target Performance Objective - $11,500,000; and Upside Performance Objective - $13,350,000.

                           B. To the extent that Corporation's First 12 Month Period EBITDA satisfies the Target Performance Objective for such period, Shareholders will be paid up to a maximum of $12,000,000 (the "FIRST EARNOUT PAYMENT"). To the extent that Corporation's First 12 Month Period EBITDA satisfies the Upside Performance Objective for such period, Shareholders will be paid an additional payment up to a maximum of $3,200,000 (the "SECOND EARNOUT PAYMENT"). If Corporation's First 12 Month Period EBITDA exceeds the Minimum Performance Objective but does not satisfy the Target Performance Objective for such period, or exceeds the Target Performance Objective but does not satisfy the Upside Performance Objective for such period, the Initial Purchase Price shall be increased on a proportional basis.

                           C. To the extent that Corporation's Second 12 Month Period EBITDA satisfies the Target Performance Objective for such period, Shareholders will be paid up to a maximum of $10,000,000 (the "THIRD EARNOUT PAYMENT"). To the extent that Corporation's Second 12 Month Period EBITDA satisfies the Upside Performance Objective for such period, Shareholders will be paid an additional payment up to a maximum of $3,500,000 (the "FOURTH EARNOUT PAYMENT"). If Corporation's Second 12 Month Period EBITDA exceeds the Minimum Performance Objective but does not satisfy the Target Performance Objective for such period, or exceeds the Target Performance Objective but does not satisfy the Upside Performance Objective for such period, the Initial Purchase Price shall be increased on a proportional basis.

                           D. In recognition of Corporation's possible contributions and increased responsibilities in managing additional acquisitions of Buyer or one of its affiliates, up to 20% of Corporation's Target and Upside Performance Objectives may be achieved through Designated Acquisitions (as defined below); provided, however, that Corporation's EBITDA (exclusive of any additions through acquisitions) must exceed the Minimum Performance Objectives for each of the First and Second 12 Month Periods following the Closing in order for Designated Acquisition EBITDA to be included in the determination of whether Corporation has satisfied the Target and Upside Performance Objectives. In each such period, all Designated Acquisition EBITDA, less Buyer's interest expense for debt incurred to consummate the acquisition, professional fees, goodwill amortization, and any and all other costs and expenses arising from the acquisition, will be credited to Corporation up to a maximum of 20% of Corporation's Target and Upside Performance Objective. As used herein, the term "DESIGNATED ACQUISITIONS" means one or more other businesses, the assets or stock of which Buyer, or one of Buyer's affiliates may, acquire after the Closing Date and, with the mutual agreement of Shareholders, assign to Corporation for management, following either an asset or stock acquisition of such business by either Buyer or one of Buyer's affiliates. Notwithstanding anything to the contrary set forth herein, in no event will Corporation's EBITDA be reduced by an amount in excess of 20% of Corporation's Target and Upside Performance Objections in the event that a Designated Acquisition or Designated Acquisitions performs poorly.

                           E. The 4 Earnout Payments are to be paid 80% in cash via electronic wire transfer, with the balance to be paid in cash or in shares of the Common Stock of Buyer (the "EARNOUT SHARES") at Buyer's election and sole discretion. Any Earnout Shares will be valued for this purpose at the average closing price of Lason Shares for the preceding 10 trading days prior to the date of each of the Earnout Payment Dates (as defined below) as reported in NASDAQ.com (appropriately adjusted for any stock split, reverse stock split or common stock dividend effected or declared by Buyer). No fractional share will be issued by Lason hereunder. In lieu thereof, Buyer will pay cash for such fractional share, the value of which shall be determined by multiplying the fractional part of a share of Lason Common Stock by the closing value set forth above. Shareholders will not be entitled to dividends, voting rights or any other right as a shareholder in respect of any fractional share of Lason. In connection with the foregoing issuance of the Earnout Shares, on each Earnout Payment Date, Shareholders will execute a Lock-Up Agreement in a mutually acceptable form pursuant to which Shareholders will agree not to sell any of the Earnout Shares delivered to them in accordance with this Agreement for a period of 12 months from each Earnout Payment Date.

                           F. Buyer will calculate Corporation's EBITDA no later than November 1 in each of 1999 and 2000. If an Earnout Payment is earned, Buyer shall make such Earnout Payment to Shareholders by November 15, 1999, in the case of the First and Second Earnout Payments, and November 15, 2000, in the case of the Third and Fourth Earnout Payments (the "EARNOUT PAYMENT DATES"), subject to the existence of a dispute requiring resolution pursuant to Section 1.4(G) below.

                           G. Buyer shall provide to Shareholders, concurrently with each Earnout Payment, a statement of its Chief Financial Officer regarding the calculation of the Earnout Payment. Such statement shall provide such computations and set forth such detail as is reasonably necessary to substantiate the calculation of EBITDA and the amount of the Earnout Payment payable, if any. No later than 10 business days after Shareholders' receipt of such statement, Shareholders may, by notice given to Corporation, contest the calculations and give notice to Buyer of the amount calculated by Shareholders. In such event, Buyer shall provide Shareholders and/or their independent accountants with reasonable access to Corporation's books and records as necessary to evaluate the calculation of Earnout Payment. Within 60 business days after such access is provided, the parties, together with their independent public accountants, shall meet and discuss such dispute in a good faith effort to resolve such dispute. If no resolution is reached within 30 days of the parties initial meeting, then Corporation and Shareholders shall choose a mutually acceptable independent certified public accountant (the "DESIGNATED AUDITOR") to review the calculation. The Designated Auditor shall, after reviewing all relevant matters and interviewing such parties as he or she deems appropriate, deliver to Corporation and Shareholders a statement setting forth his or her calculations, which shall be final and binding upon each party. If the final calculation is within 5% of the calculation set forth in the Chief Financial Officer's statement, then Shareholders shall bear the cost of engaging the Designated Auditor. Otherwise, the cost of engaging the Designated Auditor shall be borne by Corporation. If the statement of the Designated Auditor indicates that an additional payment is due to Shareholders in respect of the Earnout Payment, Corporation shall pay such amount to Shareholders in cash within five days following receipt of such statement. Similarly, if the decision of the Designated Auditor is that a rebate is due to Buyer, Shareholders shall pay such amount to Buyer in cash within 5 days following receipt of such amount.

                           H. EBITDA shall mean, for each of the 2 years referenced above, the pre-tax net income of Corporation before interest expense, depreciation and amortization for such year determined on a stand-alone basis in accordance with generally accepted accounting principles consistently applied, (A) plus, to the extent deducted in determining net income and without duplication, the sum of: (i) any extraordinary losses;(ii) any management fees, salary or other charges for personnel who work for Buyer or any entity that is directly or indirectly affiliated with Buyer; (iii) any accounting fees in excess of $29,191 unless a different amount is mutually agreed by the parties;
         (iv) any allocated charges between Corporation and Buyer or any entity that is directly or indirectly affiliated with Buyer; (v) any pass-through of interest on debt incurred by Buyer in connection with this transaction except those taken in the ordinary course of business such as, by way of illustration and not limitation, write-offs for bad debt; (vi) any extraordinary or non-recurring expenses; (vii) any bonuses to employees or payments to deferred compensation plans or other perks to employees in excess of Seller's past practices, other than those paid to any of the Shareholders; and (B) minus, to the extent included in determining net income and without duplication, any extraordinary gains. In addition, for purposes of calculating EBITDA, adjustments shall be made to: (i) gross receipts for sales made by Corporation to Buyer and its affiliates to the extent that such sales are for prices less than comparable sales to other third party customers of Corporation; (ii) expenses for purchases made by Corporation from Buyer and its affiliates, to the extent that such expenses are greater than comparable expenses from other third party vendors or providers of services to Corporation; and (iii) any other charges by Buyer or any entity that is directly or indirectly affiliated with Buyer to the extent that such charges are greater than would have been paid by Corporation in an arm's length transaction between Corporation and any other vendor or provider of services to Corporation. Further, in no event will EBITDA be reduced by goodwill amortization or other costs associated with Buyer's acquisition of the Shares. For the purposes hereof, the term "affiliate" shall be understood to include (but not be limited to) the various divisions of Lason Systems, Inc.

                           I. Notwithstanding anything to the contrary contained herein, Buyer shall have the right, by notice to Shareholders specifying in reasonable detail the basis therefor, to withhold the payment of any Earnout Payment otherwise provided for herein and to set off and apply against any such Earnout Payment the amount of any then outstanding indemnification payments finally determined to be due from Shareholders to Buyer pursuant to this Agreement.

                           J. Shareholders acknowledge and agree that Buyer, as the sole shareholder of Corporation, after the Closing Date, will have substantial power to control the amount of the Earnout Payment(s) provided for herein and that, in fact, Buyer intends to merge Corporation with a subsidiary following the Closing Date in order to, among other things, best unify operations and maximize profitability. In order to create no material impediment to Seller's opportunity to achieve the Earnout Payment(s), Buyer will operate Corporation as a free-standing division within one of its subsidiaries and further shall operate the Business in all material respects in a manner consistent with the manner in which it was operated prior to the acquisition of the Shares by Buyer except: (i) Corporation shall participate in Buyer's centralized accounting, record keeping, cash management and budgeting process in a fair and consistent manner as Buyer's other divisions and subsidiaries; (ii) Corporation shall participate in Buyer's centralized purchasing system as may be in place from time to time in a fair and consistent manner as Buyer's other divisions and subsidiaries; (iii) Corporation shall participate in other similar centralized functions in a fair and consistent manner as Buyer's other divisions and subsidiaries; (iv) Corporation will participate in Buyer's benefit program; and (v) the work constituting the Business shall continue to be done by Corporation, but if such work is diverted to other divisions or subsidiaries of Buyer, Buyer shall fairly credit such work to the operating income of Corporation. Further, in no event shall any of the corporate overhead of Buyer or any of its affiliates, including parent company charges, management fee charges or any similar charges be allocated to Corporation, it being agreed that only direct costs of the Business shall be so attributed. Notwithstanding the foregoing, in the event that the Board of Directors of Buyer (or its subsidiary), in its sole discretion, changes or proposes to change the business, accounting policies or methods, or operations of Corporation from those in effect immediately prior to the Closing Date (any such change or proposed change, a "CHANGE") and Shareholders believe that any such Change is reasonably likely to materially decrease the amount of the Earnout Payment(s) they would have earned absent such Change, Shareholders may give notice (the "NOTICE") to Buyer of such belief. In such event, Shareholders and Buyer's President and/or their designated representatives shall meet: (i) to discuss in good faith whether the Change is reasonably likely to have a material adverse effect or result in a material decrease; and (ii) if they agree that such a material adverse effect or material decrease is reasonably likely to occur, then to discuss in good faith an amendment to the Earnout Payment formula set forth in this Section 1.4 in order to restore to Shareholders the ability to earn a comparable Earnout Payment to that originally contemplated by the parties. If Seller and Buyer's President do not agree that such a material adverse effect or material decrease is reasonably likely to occur, or, having agreed that such a material adverse effect or material decrease is likely to occur, they do not agree on an amendment to the Earnout Payment formula contemplated in this Section 1.4, the dispute shall be submitted to and resolved by arbitration pursuant to Section 11.14 hereof, and if the decision of the arbitrator(s) is that such a material adverse effect or material decrease is reasonably likely to occur, then the arbitrator(s) shall also decide how the Earnout Payment formula set forth in this Section
         1.4 shall be amended.

                           K. For all purposes of this Section 1.4, the term "Corporation" shall be understood to refer to the "Consolidated Reprographics Division" of one of Buyer's subsidiaries.

                           L. In the event that any of Lundeen, Chamberlain, Sipes or French voluntarily quits his employment with Corporation (except for "Good Reason" as such term is defined in the Employment Agreements contemplated in Section 6.11 hereof) or has his employment terminated by Corporation for "Cause" (as such term is defined in the Employment Agreements contemplated in Section 6.11 hereof), any such Shareholder's "unearned portion" of the Earnout Payments are not to be paid. For the purposes hereof, the term "unearned portion" shall mean such Shareholder's aliquot share of any Earnout Payment for either or both of the First 12 Month Period or the Second 12 Month Period (as applicable) multiplied by a fraction the numerator of which is the number of months worked in that year and the denominator of which is
         12. Example: If a Shareholder
         voluntarily quits after 6 months in year 1, he would receive 1/2 of an Earnout Payment for that year (if any) and nothing for the second year, regardless of whether such Earnout Payment is earned or not.

                                    ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
                                 AND CORPORATION

                  Shareholders (other than Siegel, Hazell and Lauderdale except with regard to Sections 2.2, 2.3, 2.5 and 2.36) and Corporation, jointly and severally, represent and warrant to Buyer that, as of the date, hereof:

                  SECTION 2.1 ORGANIZATION, STANDING AND POWER. Corporation is duly incorporated, validly existing and in good standing under the laws of the State of California, has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification necessary. Each jurisdiction in which Corporation is so qualified to do business is listed on
SCHEDULE 2.1.

                  SECTION 2.2 CAPITALIZATION. The authorized capital stock of Corporation consists of two hundred (200) shares of preferred stock of which two hundred (200) shares are issued and outstanding as of the date hereof (the "PREFERRED STOCK") and fifty thousand shares (50,000) of common stock of which one thousand twenty five (1,025) shares are issued and outstanding (the "Common Stock"). On the Closing Date, the Preferred Stock will have been converted to Common Stock and, accordingly, there will be zero shares of Preferred Stock issued and outstanding and one thousand eighty five (1,085) shares of Common Stock issued and outstanding. The Preferred Stock and the Common Stock constitute all of the shares of Corporation and all of such shares are owned beneficially and of record by Shareholders and are referred to herein as the "SHARES." All of the Shares are validly issued, fully paid, nonassessable, and have been so issued in full compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

                  SECTION 2.3 TITLE TO SHARES. Each of the Shareholders (including Siegel, Hazell and Lauderdale) is the owner, beneficially and of record, of all of the Shares owned by them as set forth on Exhibit A-2, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions except as set forth in SCHEDULE 2.3, all of which will be satisfied or discharged prior to Closing. Siegel became an owner of shares by converting its Preferred Stock to Common Stock immediately prior to Closing. Hazell and Lauderdale had an option to purchase Common Stock from Lundeen which they exercised prior to the Closing Date.

                  SECTION 2.4 SUBSIDIARIES. Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity, except as set forth on SCHEDULE 2.4.

                  SECTION 2.5 AUTHORITIES AND CONSENTS. The execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Corporation. Shareholders and Corporation represent and warrant that each has the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and that no consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Corporation, and no consent or approval of or notice to any other person or is required in connection with the execution and delivery by each of them of this Agreement or the consummation by them of the transactions contemplated hereby, other than consents that will be obtained prior to Closing as set forth in SCHEDULE 2.5 and other than spousal consent, all of which have been obtained.

                  SECTION 2.6  NO BREACH OR VIOLATION. Except as set forth on
SCHEDULE 2.6, the execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, does not and will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Corporation, or any lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Corporation is a party or by which it or its property is bound; (iii) an event that would permit any party to terminate or rescind any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation; or (iv) the creation or imposition of any lien, charge or encumbrance on any of the properties of Corporation or the Shares.

                  SECTION 2.7 FINANCIAL STATEMENTS. There have heretofore been delivered to Buyer: (i) unaudited financial statements, including balance sheets and statements of income of Corporation as of and for the years ended August 31, 1995, 1996 and 1997, prepared by Ericson, Carpenter & Company (1995 statements) and Kieckhafer, Lane and Schiffer LLP (1996 and 1997 statements), whose reports with respect to said statements are included therein and (ii) unaudited financial statements, including a balance sheet and statement of income of Corporation as of and for the 10 month period ended June 30, 1998, prepared by Corporation's Chief Financial Officer (the "June Balance Sheet").

                  All of the financial statements referred to above (the "FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved for the type of report (audited or unaudited) involved. Except as set forth in SCHEDULE 2.7, the Financial Statements present fairly the financial position of Corporation as at the respective dates thereof, and the related results of operations of Corporation for the periods therein referred to.

                  SECTION 2.8 BOOKS AND RECORDS. The stock record books of Corporation are complete and correct. The other books of account and other records (other than minute books) of Corporation are complete and correct in all material respects and all such records have been maintained in accordance with sound business practices in Shareholders' reasonable judgment. Except for omissions which would not result in a material adverse effect on Corporation, the minute books of Corporation contain materially accurate and complete records of all meetings held and corporate action taken by, the Shareholders, the Board of Directors, and committees of the Board of Directors of Corporation.

                  SECTION 2.9  UNDISCLOSED LIABILITIES. Except as set forth in
SCHEDULE 2.9, Corporation has no material debts, liabilities or obligation of any kind, whether accrued, absolute, contingent or otherwise, which are required under GAAP to be, but are not, reflected or reserved against or disclosed in Corporation's balance sheet dated August 31, 1997, included in the Financial Statements, except for those that may have been incurred subsequent to that balance sheet. All debts, liabilities and obligations incurred after August 31, 1997, were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

                  SECTION 2.10 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 2.10, since September 1, 1997 the business of Corporation has been operated only in the ordinary course and, without limiting the generality of the foregoing, Corporation has not:

                           A. Declared, set aside or paid any dividend or other distribution in respect of its capital stock or otherwise (including bonus distributions to Shareholders) or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock;

                           B. Sustained any damage, destruction or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity or other similar or dissimilar event (whether or not covered by insurance), materially and adversely affecting its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects;

                           C. Had any material adverse change in its condition (financial or otherwise), earnings, business, assets, properties, liabilities, operations or prospects;

                           D. Issued, authorized for issuance, or sold any equity security, bond, note or other security, or granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note or other security, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise;

                           E. Incurred additional debt for borrowed money, or incurred any obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course of its business;

                           F. Paid any obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit or appeal, pending or threatened against it or any of its assets or properties, except in the ordinary and usual course of its business;

                           G. Mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and purchase-money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of its business;

                           H. Sold, transferred, leased, licensed or otherwise disposed of any asset or property, tangible or intangible, except in the ordinary and usual course of its business, or discontinued any product line or the manufacture, sale or other disposition of any of its products or services;

                           I. Purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm or other entity;

                           J. Made any expenditure for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of its business;

                           K. Entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business and not involving an amount in any case in excess of $25,000.00, except any planned capital equipment expenditures and inventory in the ordinary course of business;

                           L. Waived any right or claim or canceled any debts or claims or voluntarily suffered any extraordinary losses;

                           M. Sold, assigned, transferred or conveyed any property rights, except in the ordinary and usual course of business;

                           N. Effected any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance deferred compensation or any other employee benefit plan or arrangement;

                           O. Paid to or for the benefit of any of its directors, officers, employees or Shareholders any compensation of any kind other than base wages, salaries and benefits in effect prior to September 1, 1997;

                           P. Effected any change in its directors or executive management;

                           Q. Effected any amendment or modification in its Articles of Incorporation or Bylaws;

                           R. Had any labor trouble that has or might materially and adversely affect its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects;

                           S. Changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

                           T. Revalued any of its assets;

                           U. Increased the salary or other compensation payable or to become payable to any of its officers, directors or employees, or declared, paid or committed to pay a bonus or other additional salary or compensation to any such person;

                           V. Made any loan to any person or entity, or guaranteed any loan;

                           W. To the best of Shareholders' and Corporation's knowledge, had any other event or condition of any character that has or might reasonably have a material and adverse effect on its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects; or

                           X. Agreed, committed or entered into any other understanding to do any of the things described in the preceding Subsections A through W.

                  SECTION 2.11 TAXES. Except as set forth in SCHEDULE 2.11 within the times and in the manner prescribed by law, Corporation has filed all tax returns required to be filed and has paid or made adequate provision for payment of all taxes upon it, its properties, income or franchises, due and payable on or before the date of Closing. Except as set forth in Schedule 2.11, there are no claims pending against Corporation for past-due taxes, nor has Corporation been notified of any claims. There are no present disputes or discussions with federal, state, local, foreign, commonwealth or other authorities with respect to any taxes of any nature payable by Corporation. Except as set forth in Schedule 2.11, there are no outstanding waivers or agreements by Corporation for the extension of the time for the assessment of any tax. The tax returns of Corporation, if audited, have been finally determined by the Internal Revenue Service or other taxing authority, or otherwise closed, and any penalties, deficiencies, assessments, additions to tax and interest proposed as a result of such audits have been paid or settled. The charges, accruals and reserves for taxes reflected in the Financial Statements are adequate for any and all taxes for the periods covered by such Financial Statements and for all prior periods, whether or not disputed. As used in this Section 2.11, the terms "tax" and "taxes" refer to any tax, assessment, additions to tax, fee, penalty, interest or other governmental charge imposed by any federal, state, county, local, foreign, commonwealth or other governmental entity. Corporation has never filed, nor will it file, any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended, on or before the Closing Date.

                  SECTION 2.12 RECEIVABLES. Except as set forth in SCHEDULE 2.12, all receivables of Corporation shown on the balance sheets included in the Financial Statements are carried at values determined in accordance with generally accepted accounting principles consistently applied, reflect all pertinent facts known to Corporation as of the date hereof, and represent valid and binding obligations of the debtors requiring no further performance by Corporation and are collectible in full without any set-off whatsoever, other than the reserves for doubtful accounts described below, within 180 days of the date on which such receivable was created. Except as set forth in Schedule 2.12, reserves for doubtful accounts have been established on the books of Corporation in accordance with generally accepted accounting principles consistently applied and are reflected on the statement of assets and liabilities included in the Financial Statements.

                  SECTION 2.13 INVESTMENTS AND INVESTMENT SECURITIES. Corporation has no interest, of record or beneficial, direct or indirect, in any governmental bonds or notes, other investment securities and assets held for investment except as set forth in SCHEDULE 2.13.

                  SECTION 2.14 REAL PROPERTY.

                           A. SCHEDULE 2.14 sets forth a complete and accurate address of each parcel of real property, (collectively, the "REAL PROPERTY") which is either owned by or leased to Corporation.


                           B. To the best of Shareholders' and Corporation's knowledge, the Real Property and the current and currently planned use thereof is and will be in compliance with all applicable use restrictions and/or lease covenants.

                           C. No notice of violation of any applicable federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given to Corporation by any governmental authority having jurisdiction over the Real Property or by any other person entitled to enforce the same.

                           D. To the best of Shareholders' and Corporation's knowledge, there is not: (i) any intended public improvement which may involve any charge being levied or assessed or which may result in the creation of any lien upon the Real Property; (ii) any intended or proposed federal, state or local statute, ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes) which may adversely affect the current or planned use of the Real Property; or (iii) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened or contemplated against or affecting the Real Property nor is there any basis for any such matters.

                           E. Corporation has not subjected, and will not subject or suffer to be subjected hereafter the Real Property or any portion thereof to any lease (except a lease by Corporation), sublease, tenancy, concession, license, occupancy agreement or similar right, mortgage, deed of trust, lien, encumbrance, claim, charge, equity, covenant, condition, restriction, easement, right of way or other matter affecting the Real Property or any portion thereof except as set forth in Schedule 2.14.

                           F. There are no unpaid taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Real Property or any portion thereof due and payable by Corporation.

                  SECTION 2.15 LEASES. SCHEDULE 2.15 lists all leases, rental agreements, conditional sales contracts and other similar agreements (collectively, "LEASES"), as amended, which cannot be terminated by Corporation without liability at any time upon less than thirty (30) days' notice or which involve payment by it in the future of more than $25,000, under which Corporation holds or uses any real or personal property or leases any of the same to others. Corporation has complied with the material provisions of all Leases, and all such Leases are valid, in good standing and enforceable by Corporation in accordance with their terms, except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and by limitations on enforceability applicable to contracts generally. Corporation has such title to or interests thereunder as are necessary to continue to conduct its business as presently conducted or as presently proposed to be conducted.

                  SECTION 2.16 ENVIRONMENTAL MATTERS.

                           A. None of the operations or property of Corporation is or has been subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any requirements of law derived from or relating to all federal, state and local laws relating to or addressing the environment, health or safety (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq., Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., and any similar federal or state acts or statutes now in effect), which requirements are sometimes herein collectively referred to as the "Environmental Laws".

                           B. Corporation has no knowledge of a "Release" nor has it filed any notice under any applicable Environmental Laws reporting such "Release" (defined as any spill, emission, leaking, deposit, discharge, dispersal or other release) into the indoor or outdoor environment or into or out of any of the Real Property (including movement in or through the air, soil, surface water, groundwater or property) of a "Contaminant" (defined as any hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any of the foregoing, including such items as are defined under any federal, state or local law or regulation), or indicating past or present treatment, storage (other than for less than ninety (90) days) or disposal of a "hazardous waste" (as that term is defined under 40 Code of Federal Regulations ("CFR")
         Part 261 or any state equivalent) or reporting a material violation of any applicable Environmental Laws.

                           C. Corporation has not received any written notice, claim or report from any governmental authority or third party to the effect that Corporation is or may be liable to any other person or entity as a result of the Release or threatened Release of a Contaminant into the environment.

                  SECTION 2.17 PROPRIETARY RIGHTS. SCHEDULE 2.17 contains a list and brief description of all trade names, trademarks, trademark registrations and applications for registration, service marks, patent rights, patent applications, trade secrets, copyrights and applications therefor (herein collectively referred to as "PROPRIETARY RIGHTS") owned by Corporation, useful or necessary to the conduct of its business, or in which Corporation has any rights, licenses or immunities and of all patent licensing and similar arrangements to which Corporation is a party.

                  SECTION 2.18 NON-INFRINGEMENT; AGREEMENTS. Except as set forth in SCHEDULE 2.18, no Proprietary Right is the subject of litigation or other adversary proceedings. To the best of Shareholders' and Corporation's knowledge, no present or presently proposed operation or activity of Corporation infringes the rights of any other person or entity, and no person or entity is infringing the Proprietary Rights of Corporation. Corporation has the right and authority, including without limitation, adequate licenses, to use such Proprietary Rights as are necessary to enable Corporation to conduct and continue to conduct all phases of its business in the manner presently conducted by it. Corporation is not a party to or bound by any license or agreement requiring the payment by it of any royalty, override or similar payment in connection with any activity conducted or to be conducted by it. Except as provided for by the terms of contracts with governmental authorities, Corporation is not a party to any agreement: (i) prohibiting or restricting its use or sale of any special device, item, customer list, secret process or the like; or (ii) limiting its business to any territory, pricing policy or customers; or (iii) requiring exclusive dealing or otherwise in restraint of its business.

                  SECTION 2.19 INSURANCE. All policies of liability, theft, life, fire, title and other forms of insurance and surety bonds (including, without limitation, any standby letters of credit), insuring Corporation, its directors, officers, employees, properties, assets and business are listed and briefly described on SCHEDULE 2.19. All of said policies are valid and in good standing. Corporation has experienced no losses or made claims under any of such policies which are extraordinary for a company of its size except as are set forth on Schedule 2.19.

                  SECTION 2.20 INTERESTED TRANSACTIONS. Corporation has no contract or agreement (oral or written) with, any outstanding loans to or from, or any outstanding liabilities (except for no more than one (1) months' salary at no more than the current annual rate) to any officer, director, employee or stockholder of Corporation or any relative of any such person or any corporation or other entity in which any of such persons has a material financial interest, direct or indirect, or of which any such person is an officer, director or partner, except as set forth in SCHEDULE 2.20.

                  SECTION 2.21 CUSTOMERS AND SALES. A correct and current list of all customers of Corporation whose annual purchases exceed $100,000.00, is set forth on SCHEDULE 2.21. There are no facts or circumstances known to Shareholders or Corporation or either of them indicating that any customer who has ordered products or services from Corporation which have not yet been delivered intends to cancel such order. Neither Shareholders nor Corporation has knowledge that any of the listed customers of Corporation intend to cease doing business with Corporation, or materially alter the amount of the business that they are presently doing with Corporation.

                  SECTION 2.22 EXISTING EMPLOYMENT CONTRACTS AND/OR REMUNERATION AGREEMENTS. SCHEDULE 2.22 sets forth a complete and accurate list of all employment contracts or other agreements or arrangements providing for employee remuneration or benefits to which Corporation is a party or by which Corporation is bound, copies of the originals of which have been provided to Buyer. All such contracts and arrangements are in full force and effect, and neither Corporation nor any other party is in default under any such contract or arrangement, nor are there any amendments, modifications, changes or releases thereto, written or oral. There have been no claims of default and there are no facts or conditions which if continued, or upon notice, will result in a default under such contracts or arrangements. There is no pending or threatened labor dispute, strike or work stoppage affecting the business of Corporation.

                  SECTION 2.23 EMPLOYEE BENEFIT PLANS. SCHEDULE 2.23 contains an accurate and complete list of all Plans (defined below) contributed to, maintained or sponsored by Corporation, to which it is obligated to contribute or with respect to which Corporation has any liability or potential liability, whether direct or indirect (the "Company Plans"). For purposes of this Agreement, the term "Plans" shall mean: (i) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded and whether or not terminated; (ii) employment agreements; and (iii) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus vacation, travel, incentive, and health, disability and welfare plans.

                  (b) Corporation does not contribute to, has no obligation to contribute to and otherwise has no liability or potential liability with respect to (i) any "Multiemployer Plan" (as such term is defined in Section 3(37) of ERISA); (ii) any Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder); or (iii) any Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

                  (c) None of the Company Plans obligates Corporation to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

                  (d) All of the Company Plans and all related trusts, insurance contracts, and funds have been maintained, funded and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Corporation has not, and to Corporation's and Shareholders' best knowledge, neither any trustee or administrator of any Company Plan nor any other person has engaged in any transaction with respect to any Company Plan which could subject Corporation, or any trustee or administrator of any Company Plan, or any party dealing with any Company Plan, or Buyer to any tax or penalty imposed by ERISA or the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to any Company Plan (other than routine claims for benefits) are pending or, to the knowledge of Corporation, threatened and Corporation has no knowledge of any facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands. Corporation has not incurred, and to Corporation's and Shareholders' best knowledge, no fact or event exists that could reasonably be expected to cause Corporation to incur, any liability under Title IV of ERISA.

                  (e) None of the Company Plans is a defined benefit pension plan subject to Title IV of ERISA.

                  (f) With respect to each of the Company Plans, Corporation has provided Buyer with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Company Plans are maintained, funded and administered; (ii) the most recent annual report (Form 5500 series) filed with Internal Revenue Service (with attachments); (iii) the most recent financial statement; and (iv) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

                  SECTION 2.24 WORKERS COMPENSATION; EMPLOYMENT DISCRIMINATION; LABOR RELATIONS. Corporation has complied in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders relating to employment, all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and benefits under applicable worker compensation laws. There are no employment discrimination proceedings by any employee or former employees against Corporation currently threatened or pending before any state or federal court or state or federal administrative agency, tribunal, commission or board and no facts or circumstances exist which may result in the filing or commencement of any such proceeding. All currently pending or outstanding worker's compensation claims are listed on SCHEDULE 2.24 attached hereto and all such claims are fully insured against. There is no effort being made to organize the employees of Corporation into any collective bargaining unit or to solicit them to join any labor organization and Corporation has no knowledge of any intention on the part of any labor organization to organize such employees or to solicit them to join any labor organization. To the best of Shareholders' and Corporation's knowledge, Corporation is not bound by any prior court, administrative agency, tribunal, commission or board, decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment or, to the best of Shareholders' and Corporation's knowledge, attempts to organize a collective bargaining unit which may adversely affect the business and affairs of Corporation or the transactions contemplated hereby. Except as set forth on Schedule 2.24, to the best of Shareholders' and Corporation's knowledge, there is no unfair labor practice complaint against Corporation pending before the National Labor Relations Board.

                  SECTION 2.25 OTHER CONTRACTS. SCHEDULE 2.25 lists and briefly describes all contracts, agreements, commitments, guarantees, letters of intent, understandings or other arrangements of a contractual nature, written or oral (including, but not limited to, franchise, patent, trademark and royalty agreements), other than outstanding purchase orders made in the ordinary course of business and other than as listed in any other schedule hereto, to which Corporation is a party and which: (i) involve payment by Corporation of more than [$25,000.00]; or (ii) materially affect the condition (financial or other), earnings, assets, liabilities, business, operations or prospects of Corporation. Corporation has, to the best of Shareholder's and Corporation's knowledge, complied in all material respects with the provisions of all contracts under which it is bound, and has not been in material default or claimed default under any thereof.


                  SECTION 2.26 OFFICERS AND DIRECTORS, ETC. SCHEDULE 2.26 is a true and complete list of:

                           A. The names of all present officers and directors of Corporation, their current annual salaries or other compensation (such as, but not limited to, consultants' fees) and including all bonuses, whether deferred, accrued or otherwise, which were paid or accrued during fiscal years 1996 and 1997, and all employment and consultant agreements (copies of which are hereby provided);

                           B. The names, titles and annual compensation of all salaried employees of Corporation whose compensation (in whatever form) from Corporation as of the date of this Agreement which will equal or exceed or which will be likely to exceed an annual rate of $50,000.00, in 1998 or equaled such amount in the year ended December 31, 1997;

                           C. The name of each bank or other financial institution in which Corporation has an account, deposit or safe deposit box, and the names of all persons authorized to draw thereon or who have access thereto;

                           D. The names of all persons holding tax or other powers of attorney from Corporation and a summary of the terms of each; and

                           E. The names of all persons authorized (by the Bylaws or by resolution of the Board of Directors or otherwise) to write checks or borrow funds on behalf of Corporation.

                  SECTION 2.27 LITIGATION AND CLAIMS. Except as set forth on
SCHEDULE 2.27, there is: (i) no action, suit, proceeding, claim or investigation pending or, to the best of Shareholder's and Corporation's knowledge, threatened, in any court or before any arbitrator or before or by any federal, state or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign; and (ii) no other unresolved claim made against Corporation or affecting it or its properties or business, or the transactions contemplated by this Agreement or any factual or legal basis for any such action, suit, proceeding, claim or investigation which would materially affect any of the same. All correspondence, memoranda and other written notifications (collectively, "COMPLAINTS") which it has received within the twelve (12) months preceding the date hereof concerning, or relating to, complaints or expressions of dissatisfaction with the products, services or personnel of Corporation, which Complaints, either individually, or in the aggregate, could result in a material adverse change to the condition (financial or other), earnings, business, assets, operations or prospects of Corporation are listed on Schedule 2.27 and Buyer has been provided with accurate and complete copies of same. The matters set forth in Schedule 2.27, if decided adversely to Corporation will not result in a material adverse change in the earnings, business, assets or condition (financial or other), operations or prospects of Corporation. Except as set forth on Schedule 2.27, Corporation is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

                  SECTION 2.28 GENERAL LIABILITY. Neither Shareholders nor Corporation have knowledge of any statement of facts or the occurrence of any event forming the basis for any present tort claim against Corporation not covered by insurance.

                  SECTION 2.29 OTHER TANGIBLE PERSONAL PROPERTY. SCHEDULE 2.29 contains a complete and accurate list and brief description of all machinery, tools, dies, appliances, vehicles, furniture, equipment (including essential replacement parts) and other tangible personal property of any kind and description, other than inventories, owned or leased by Corporation (the "TANGIBLE PERSONAL PROPERTY"). The Tangible Personal Property constitutes all tangible personal property necessary for the conduct by Corporation of its business as now conducted. All motor vehicles listed on Schedule 2.29 have passed emission standards examinations required by applicable law.

                  SECTION 2.30 TITLE TO ASSETS. Except for property leased by Corporation, Corporation has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible and intangible, which constitute all the assets and interests in assets that are used in its business. All these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for: (i) those disclosed in Corporation's balance sheet at December 31, 1997, included in the Financial Statements; (ii) the lien of current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations. All Real Property and Tangible Personal Property of Corporation is being acquired "as is" but has been repaired and maintained in the ordinary and normal course of business in a good and workman-like manner consistent with industry standards. Corporation is in possession of all premises leased to it from others. Except as provided in
Schedule 2.20, no officer, nor any director or employee of Corporation, nor any spouse, child or relative of any of these persons, owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to or any copyrights, patents, trademarks, trade names or trade secrets licensed by Corporation.

                  SECTION 2.31 NAMES. SCHEDULE 2.31 sets forth every name under which Corporation has conducted business during the term of its existence. To the extent that corporation has conducted business under an assumed name,
Schedule 2.31 also sets forth the name of every state or local jurisdiction in which Corporation has filed or applied for authority to conduct business under an assumed name together with the assumed name so registered. Shareholders and Corporation hereby represent that all assets and rights relating to the business are held by, and all agreements, obligations, expenses, liabilities of and transactions relating to the business have been entered into, incurred or conducted by Corporation.

                  SECTION 2.32 SOFTWARE. SCHEDULE 2.32 contains a true and complete list of all computer software owned by or licensed to Corporation (the "SOFTWARE"). Except as specified on Schedule 2.32, Corporation owns all right, title and interest in and to the Software, free and clear of any liens, claims or encumbrances of any kind or nature, or, in the case of Software identified on
Schedule 2.32 as owned by third parties and licensed to Corporation, Corporation has all rights under licenses with respect to the third party Software required in connection with the conduct of its business. Except as specified on Schedule 2.32, all Software identified on Schedule 2.32 as owned by Corporation was developed by Corporation entirely through its own efforts and for its own account. The use of Software licensed to Corporation from third parties does not violate the terms of the respective license agreements with respect to such licensed Software.

                  SECTION 2.33 YEAR 2000 COMPLIANCE. Except as disclosed in
SCHEDULE 2.33, to the best of Shareholders' and Corporation's knowledge, Corporation is taking the required steps to cause Corporation's computer hardware, software, embedded microchips, application systems and other processing capabilities utilized by or in connection with the Business (including, but not limited to, any third party software and applications) to be able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the year 2000. Schedule 2.33 sets forth the time table and estimated cost of remedying any non-compliant hardware, software, embedded microchips, application systems and other processing capabilities utilized by or in connection with Corporation's business.

                  SECTION 2.34 BEST KNOWLEDGE. The term "to the best of Shareholders' or Corporation's knowledge," or equivalent terms, as used to qualify any of the foregoing representations and warranties, means knowledge of a Shareholder after an investigation which a reasonable and prudent person would conduct as to the subject matter of such representations and warranties.

                  SECTION 2.35 ACCURACY AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. No representation or warranty made by Shareholders or Corporation in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Buyer pursuant hereto or in connection with the transactions contemplated hereby contain or will contain any untrue statement of a known material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 2.36 INVESTMENT REPRESENTATIONS. In connection with the acquisition of the Lason Shares by Shareholders:

                           A. Shareholders were given the Annual Report on Form 10-K of Buyer, as amended, for the year ended December 31, 1997 and the quarterly report on Form 10-Q of Buyer for the quarter ending March 31, 1998, as filed with the Securities and Exchange Commission (the "SEC"), and the opportunity to ask questions and receive answers concerning Buyer and the terms and conditions of the offer and sale and to obtain any additional information possessed by Buyer or which Buyer could acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided to Shareholders about Buyer;

                           B. Shareholders are acquiring the Lason Shares solely for their own account for investment and not with the view to sale or distribution of the Lason Shares acquired hereunder or any portion thereof and not with any present intention of selling, offering to sell, or otherwise disposing of or distributing the Lason Shares acquired hereunder or any portion thereof;

                           C. Shareholders have received all information they deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the Lason Shares;

                           D. Each of the Shareholders is an accredited investor as such term is defined in Regulation D, Rule 501 under the Securities Act of 1933, as amended (the "ACT") or is sophisticated in financial matters and able to evaluate the risks and benefits of an investment in Buyer;

                           E. Shareholders are aware that the Lason Shares which will be delivered to them have not been registered under the Act, and, therefore, cannot be resold unless such stock is registered under the Act or unless an exemption from registration under the Act is available (such as that provided by Rule 144 under the Act) and that each certificate of the Lason Shares will contain a legend noting the restrictions on resale under the Act and under the Lock-Up Agreement; and

                           F. Shareholders will not sell, assign or transfer any of the Lason Shares received pursuant to this Agreement except following expiration of the restrictions imposed by the Lock-Up Agreement and except (i) pursuant to an effective registration statement under the Act; or (ii) in a transaction which is not required to be registered under the Act.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Shareholders and Corporation as follows:

                  SECTION 3.1 ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized to carry on its businesses where and as now conducted and to own, lease and operate properties as it now does.

                  SECTION 3.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of Buyer and Buyer represents and warrants that it has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and that no consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Buyer, and no consent or approval of or notice to any other person or entity is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for compliance with the HSR Act.

                  SECTION 3.3 NO BREACH. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby, do not and will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer; (iii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of, or any lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer is a party or by which it or its property is bound;
(iv) an event that would permit any party to terminate or rescind any agreement to accelerate the maturity of any indebtedness or other obligations of Buyer; or
(v) the creation or imposition of any lien, charge or encumbrance on any of the properties of Buyer.

                  SECTION 3.4 VALIDLY ISSUED. The total authorized number of shares of capital stock which Buyer has authority to issue is 20,000,000 shares of Common Stock, par value of $0.01 per share, of which as of March 31, 1998, 12,039,039 shares were issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which as of March 31, 1998, no shares were issued and outstanding. Additionally, as of March 31, 1998, certain persons hold options to acquire approximately 1,335,070 shares of Buyer's Common Stock. When issued in accordance with the terms of this Agreement, the Lason Shares being issued to Shareholders will be validly issued, fully paid and non-assessable.

                  SECTION 3.5 TRADING ON THE NASDAQ NATIONAL MARKET. The shares of Buyer's Common Stock are currently registered for trading on the NASDAQ National Market under the symbol "LSON". As soon as practicable, and in any event within 60 days following the Closing Date, Buyer will prepare and file the applicable listing application with respect to the Lason Shares with the NASDAQ National Market and will use commercially reasonable efforts to cause such Lason Shares to be so listed as promptly as practicable following such filing. For the purposes of this Section 3.5, the term "Lason Shares" shall be understood to mean the Escrowed Shares as defined elsewhere herein.

                  SECTION 3.6 BUYER'S SECURITIES FILINGS. Buyer's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 do not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There have been not material adverse changes in the condition (financial or otherwise), earnings, business, assets, liabilities, properties, or operations or prospects of Buyer since March 31, 1998.

                                    ARTICLE 4

                        FURTHER AGREEMENTS OF THE PARTIES

                  SECTION 4.1 ACCESS TO INFORMATION. Buyer and its representatives may make such investigation of the properties, assets and business of Corporation as Buyer may reasonably request, and Corporation shall give to Buyer and to its counsel, accountants and other representatives, full access during normal business hours to all of the properties, books, contracts, commitments, records and files of Corporation, and shall furnish to Buyer all such documents and copies of documents (certified as true and complete if requested) and such information concerning the business and affairs of Corporation as Buyer may reasonably request. Such investigation shall not be deemed in any way to diminish the liability of Shareholders or Corporation in respect of the representations, warranties, schedules, certificates or agreements given hereunder.

                  SECTION 4.2 CONDUCT OF BUSINESS BY CORPORATION. From the date of this Agreement until the Closing Date, except as Buyer may previously consent in writing, Corporation shall:

                           A. Carry on its business and activities in the ordinary course as previously carried on, and shall not make or institute any methods of management, accounting or operation that will vary materially from those methods used by Corporation as of the date of this Agreement. Without limitation of the generality of the foregoing, Corporation shall not enter into any agreement or arrangement involving sale or lease of assets with a value in excess of $25,000 or the granting of any preferential right to purchase such assets, properties or rights, except in connection with the sale or lease of assets to customers in the ordinary course of business;

                           B. Maintain in full force and effect the insurance policies listed in Schedule 2.19 to this Agreement;

                           C. Make no change in its Articles of Incorporation or Bylaws;

                           D. Make no change in its authorized or issued capital stock and issue or grant no options, warrants or rights to purchase shares of or convert other securities into its capital stock, except for the conversion of Preferred Stock to Common Stock by Siegel and the exercise of options by Chamberlain, Sipes, Hazell and Lauderdale;

                           E. Declare or pay no dividend or other distribution in respect of any shares of its capital;

                           F. Purchase, redeem or otherwise acquire, directly or indirectly, no shares of its capital stock;

                           G. Use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees, except in the case of unsatisfactory performance, and to preserve the good will of all those having business relations with it (including, but not limited to, its customers);

                           H. Enter into no contract or commitment, except contracts or commitments entered into in the ordinary course of business, none of which (other than inventory purchases customary in nature and amount) shall involve payment by Corporation of more than $25,000.00;

                           I. Terminate none of the contracts or agreements listed in Schedule 2.25 or modify any of said contracts or agreements except in accordance with their terms;

                           J   Except for the payment of employee PIB of
         $235,000 for fiscal 1998, the payment of Management Incentives paid through June 16, 1998, and the payment pursuant to existing arrangements disclosed on Schedule 2.26: (i) grant no increase in salaries or compensation payable or to become payable by it, to any officer, employee, sales agent or representative, other than increases in customary amounts pursuant to normally scheduled salary reviews; or
         (ii) increase no benefits payable under any employee plan or otherwise to any officer, employee, sales agent or representative;

                           K.  Duly comply with all laws, regulations,
         ordinances, orders, injunctions and decrees applicable to it and to the conduct of its business;

                           L. Encumber or mortgage none of its property or incur no liability for borrowed money, other than in the ordinary course of business, make no loans or advances to or assume, guarantee, endorse or otherwise become liable with respect to, the obligations of any other person, firm or corporation;

                           M. Acquire or agree to acquire none of the assets or capital stock of any other person, firm or corporation, except for purchases from suppliers in the ordinary course of business;

                           N. Make or agree to make no capital expenditures in excess of $25,000 for any single item, or $50,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $25,000.00;

                           O. Maintain and keep its properties and facilities in as good condition and working order as at present, except for depreciation through ordinary wear and tear;

                           P. Perform all of its obligations under contracts relating to or affecting its assets, properties and rights, except for non-material failures;

                           Q. Not do, or agree to do, except in the ordinary course of business, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan or other obligation owing to Corporation;

                           R. Enter into no negotiations or agreements with any governmental authority (other than negotiations or agreements for the purchase of goods or services from Corporation) which would affect the future operation of its business;

                           S. Write off none of the receivables on its books, except in the ordinary course of business consistent with past practices; and

                           T. Enter into a lease for real property with Shareholders or any persons or entities affiliated with them.

                  SECTION 4.3 EXCLUSIVITY. Corporation will not (and Shareholders will not cause or permit Corporation to) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or any other voting securities, or any substantial parties of the assets of, Corporation (including any acquisition structured as a merger, consolidation or share exchange). Shareholders and Corporation will notify Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and inform Buyer of the terms, conditions and/or substance of such proposal, offer, inquiry or contact.

                  SECTION 4.4 CONSENTS. Buyer, Shareholders and Corporation shall obtain the consent of all persons whose consent is required to the consummation of the transactions contemplated hereby, in form and substance satisfactory to Buyer, except to the extent receipt of a consent is waived by Buyer.

                  SECTION 4.5 COMMUNICATIONS. Buyer, Shareholders and Corporation agree to consult with each other and obtain the prior approval of one another, which approval shall not be unreasonably withheld or delayed, on reasonable notice as to the content of any press release or any written statement for general circulation regarding the subject matter of this Agreement.

                  SECTION 4.6 UPDATING OF SCHEDULES AND EXHIBITS. From the date hereof until the Closing Date, Corporation shall keep up to date all of the schedules, exhibits and certificates furnished (or to be furnished) under this Agreement, and shall promptly notify Buyer of any changes, additions or events which may, after the lapse of time, cause any change or addition thereto.

                                    ARTICLE 5

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                          SHAREHOLDERS AND CORPORATION

                  The obligations of Shareholders and Corporation to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Shareholders or Corporation may waive in writing in accordance with Section 11.5 below:

                  SECTION 5.1 PERFORMANCE. Buyer shall have performed and complied with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

                  SECTION 5.2 REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of Buyer set forth in Article 3 hereof, shall be true and correct in all material aspects on the date hereof, and on the Closing Date, as if made again at and as of such time, subject to any transactions which are contemplated or permitted by this Agreement.

                  SECTION 5.3 CERTIFICATE OF OFFICER. Shareholders and Corporation shall have been furnished with a certificate executed by an officer of Buyer in form and substance satisfactory to Shareholders and Corporation, certifying the fulfillment of the conditions set forth in Section 5.2 above.

                  SECTION 5.4 LEGAL OPINION. Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C., counsel for Buyer, shall have delivered to Shareholders and Corporation its opinions to the effect set forth in EXHIBIT 5.4.

                  SECTION 5.5 EMPLOYMENT AGREEMENTS. Lundeen, Chamberlain, Sipes and French shall have entered into the Employment Agreements contemplated in Section 6.11 hereof.

                  SECTION 5.6 ESCROW AGREEMENT. Shareholders, Corporation and Buyer shall have executed and delivered the Escrow Agreement contemplated in
Section 1.2 hereof.

                  SECTION 5.7 HSR ACT. All of the legal requirements required under the HSR Act shall have been fulfilled and neither the Federal Trade Commission nor the Department of Justice shall have instituted an action to restrain or enjoin the consummation of the transaction.

                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

                  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Buyer may waive in writing in accordance with Section 10.5 below:

                  SECTION 6.1 AUTHORIZATION OF TRANSACTION. All action necessary to authorize the execution, delivery and performance of this Agreement by Shareholders and Corporation and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Corporation and by Shareholders.

                  SECTION 6.2 SATISFACTORY INVESTIGATION. The investigation of the business of Corporation contemplated in Section 4.1 hereof shall be satisfactory to Buyer in all respects as determined in the exercise of its sole, absolute and exclusive discretion. Such investigation shall, in all events, include the approval by Buyer of the Financial Statements including, but not limited to, the June Balance Sheet.

                  SECTION 6.3 UNTRUE STATEMENTS. This Agreement, together with the Schedules attached hereto or subsequently provided to Buyer at the time of Closing, shall not contain any untrue statement of a known material fact or omit to state a known material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 6.4 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects of Corporation, and there shall not have been any occurrence, circumstance or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which might result in any such material adverse change before or after the Closing Date.

                  SECTION 6.5 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Shareholders and Corporation contained in this Agreement, shall be true at and as of the Closing Date with the same effect as though such representations and warranties have been made at and as of such time, and Shareholders and Corporation shall have performed or complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                  SECTION 6.6 CERTIFICATE OF SHAREHOLDERS AND CORPORATION. Buyer shall have been furnished with a certificate executed by an officer of Corporation and certificates executed by Shareholders, in form and substance satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Section 6.5 above.

                  SECTION 6.7 LEGAL OPINION. Roger Neu, Esq. counsel for Shareholders and Corporation, shall have delivered to Buyer his opinion to the effect set forth in EXHIBIT 6.7.

                  SECTION 6.8 LITIGATION. Immediately prior to the Closing Date, there shall be no litigation or proceeding: (i) pending or threatened against Buyer or Corporation or any of their respective directors, officers or shareholders, or involving the assets or properties of any of them, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that such consummation is improper; or (ii) pending against Buyer or Corporation which, if decided adversely, would adversely affect the right of Buyer to retain the stock, property and other assets or to continue the operations of the property, assets and business of Corporation (or of Buyer or any of its subsidiaries) after the Closing Date, and which, in the judgment of the Board of Directors of Buyer, would make the consummation of this Agreement inadvisable. Immediately prior to the Closing Date, there shall be no governmental investigation pending or threatened which, in the judgment of the Board of Directors of Buyer, might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

                  SECTION 6.9 THIRD PARTY CONSENTS. Prior to the Closing, Corporation shall have obtained the written consent, waiver or approval of each person: (i) who is a party to a contract or agreement with Corporation or a contract or agreement by which Corporation or its property is bound; (ii) whose consent, waiver or approval is required under such contract or agreement as a result of consummation of the transactions contemplated by this Agreement; and
(iii) whose failure to provide such consent, waiver or approval would have or might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business, assets, liabilities, operations or prospects of Corporation.

                  SECTION 6.10 CORPORATE ACTION. Immediately prior to the Closing, Buyer shall have received, in form and substance reasonably satisfactory to Buyer, the resignations of all officers and directors of Corporation, effective as of the Closing Date.

                  SECTION 6.11 EMPLOYMENT AGREEMENTS. Lundeen, Chamberlain, Sipes and French shall have executed and delivered to Buyer employment agreements on mutually acceptable terms and conditions.

                  SECTION 6.12 LOCK-UP AGREEMENT. Shareholders and Corporation shall have executed and delivered to Buyer a Lock-Up Agreement in the form of
Exhibit 1.2(A-1).

                  SECTION 6.13 ESCROW AGREEMENT. Shareholders, Corporation and Buyer shall have executed and delivered the Escrow Agreement contemplated in
Section 1.2 hereof.

                  SECTION 6.14 SIEGEL TRANSACTIONS. With regard to Siegel, Corporation shall have: (i) caused the conversion of all preferred stock held by Siegel to Common Stock in a manner acceptable to Buyer; (ii) secured an estoppel letter from Phillip B. Siegel attesting to the fact that Corporation is not in default under either his non-competition and/or employment agreements; (iii) repaid all amounts owed to Siegel under a certain Secured Note inclusive of both principal and interest, as well as termination of the Security Agreement securing such Note; (iv) provided Buyer with a full and unconditional release with respect to all agreements between Siegel and Corporation prior to closing, including but not limited to, a Stock Redemption Agreement, Stock Pledge Agreement, Promissory Note and Security Agreement except for obligations arising under those certain Non-Competition and Employment Agreements dated July 1, 1996.

                  SECTION 6.15 OPTIONS. The options granted by Lundeen to Sipes, Lauderdale, Hazell and Chamberlain shall have been exercised.

                  SECTION 6.16 REPAYMENT OF NOTE. The Promissory Note owed to Corporation by Lundeen Siegel, a California limited partnership, shall have been repaid in full (principal and interest).

                  SECTION 6.17 EXTENSION OF LEASES. Corporation's leases for its headquarters facilities in Irvine, California which is leased from Lundeen Siegel, a California limited partnership, and its facility in Tustin, California which is leased from Philip B. Siegel d/b/a Consolidated Land Company shall have been extended in writing for 5 years each on mutually acceptable terms and conditions.

                  SECTION 6.18 UNITED REPROGRAPHICS. The Sellers in the United Reprographics transaction shall have provided Buyer with an estoppel letter attesting to the fact that Corporation is not in default under any existing agreements.

                  SECTION 6.19 HSR ACT. All of the legal requirements required under the HSR Act shall have been fulfilled and neither the Federal Trade Commission nor the Department of Justice shall have instituted an action to restrain or enjoin the consummation of the transaction.

                                    ARTICLE 7

                                   TERMINATION

                  SECTION 7.1 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date, as follows:

                           A. MUTUAL CONSENT. By mutual consent of all of the parties hereto.

                           B.  BREACH. By Buyer on the one hand or by
         Shareholders or Corporation on the other hand by reason of the breach by the other in any material respect of any of its or their representations, warranties, covenants or agreements contained in this Agreement.

                           C. UNSATISFACTORY INVESTIGATION. By Buyer at any time prior to the Closing Date if the investigation of the business of Corporation is not satisfactory to Buyer.

                           D. RESPECTIVE CONDITIONS. By Buyer on the one hand or by Shareholders or Corporation on the other hand if the conditions precedent to their respective obligations contained in Articles 5 or 6 hereof have not been met in all material respects through no fault of the terminating party by September 30, 1998.

                  SECTION 7.2 NO WAIVER. Termination as provided herein shall not waive any rights of any party against another for default or breach of any provision of this Agreement.

                                    ARTICLE 8

                                   THE CLOSING

                  SECTION 8.1 TIME AND PLACE. The transfer of the Shares by Shareholders to Buyer (the "CLOSING") shall take place at the offices of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C., at 10:00 a.m., local time, within 1 business day of the passage of the applicable HSR waiting period or at such other time and place as the parties may agree to in writing (the "CLOSING DATE").

                  SECTION 8.2 SHAREHOLDERS' AND CORPORATION'S OBLIGATIONS AT CLOSING. At the Closing, Shareholders and Corporation shall deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel, against delivery of the items specified in Section 8.3:

                           A. Certificates representing the Shares, registered in the name of Shareholders, duly endorsed by the Shareholders for transfer as specified in Section 1.1 above or accompanied by separate written instruments of assignment. On submission of such certificates to Corporation for transfer, Corporation shall issue to Buyer a new certificate representing the Shares, registered in the name of Buyer;

                           B. The stock book, stock ledger, minute book and corporate seal of Corporation;

                           C.  The opinion of counsel as provided in
         Section 6.7;

                           D. The written resignations of all the officers an directors of Corporation;

                           E. The certificates executed by Corporation's officer and Shareholders, dated the Closing Date, as provided in
         Section 6.6;

                           F.  The Employment Agreements contemplated in
         Section 6.11;

                           G. The Escrow Agreement contemplated in Sections 5.6 and 6.13, and, in connection therewith, Shareholders are to deliver the Escrow Shares to the Escrow Agent (as defined in the Escrow Agreement);

                           H.  The Lock-Up Agreement contemplated in
        Section 6.12 and Section 1.2;

                           I. All requisite instruments related to the Siegel Transactions as contemplated in Section 6.14;

                           J. The United Reprographics Estoppel Letter as contemplated in Section 6.19;

                           K.  The Canceled Promissory Note referenced in
         Section 6.17;

                           L. Certified resolutions of Corporation's Board of Directors authorizing the execution, delivery and performance of this Agreement and all actions to be taken by Corporation under this Agreement;

                           M. A Certificate of Good Standing issued by the Secretary of State of California and in such other jurisdictions as Corporation is qualified to do business;

                           N. Payoff letters and UCC termination statements paying off Corporation's indebtedness to Wells Fargo and Siegel and releasing all liens on its assets imposed in connection with such indebtedness;

                           O.  All requisite third party consents;

                           P.  Written extensions of certain leases as
         contemplated in Section 6.18 hereof; and

                           Q. Such other and further instruments as counsel for Corporation and Buyer shall mutually agree are necessary to consummate the transactions contemplated herein.

                  SECTION 8.3 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer shall deliver to Shareholder the following instruments and documents against delivery of the items specified in Section 8.2:

                           A.  The Cash Consideration;

                           B.  The Lason Shares;

                           C. The certificate executed by officer of Buyer dated the Closing Date, as provided in
                               Section 5.3;

                           D.  The opinion of counsel as provided in
                               Section 5.4;

                           E.  The Escrow Agreement contemplated in Sections
                               5.6 and 6.14;

                           F. Certified resolutions of Buyer's Board of Directors authorizing the execution, delivery and performance of this Agreement and all actions to be taken by them under this Agreement; and

                           G.  Such other and further instruments as
                               counsel for Corporation and Buyer shall
                               mutually agree are necessary to consummate the transactions contemplated herein.

                                    ARTICLE 9

                            OBLIGATIONS AFTER CLOSING

                  SECTION 9.1 AGREEMENT TO REFRAIN FROM COMPETITION. For and in consideration of the economic benefits generally accruing to Shareholders hereunder, each Shareholder, other than Hazell and Lauderdale with such Shareholders hereinafter being referred to as "Key Shareholders" for the purposes of this Section 9.1, hereby agrees that for a term equal to the term of those certain Employment Agreements contemplated in Section 6.11 hereof and for a 3 year period thereafter (but in no event less than the 60 months period following the Closing Date) in the case of Lundeen, Chamberlain, Sipes and French and for the 60 month period following the Closing Date in the case of Siegel (each, as applicable the "Non-Compete Period"), he or she shall not, either directly or indirectly (and whether or not for compensation), work for, be employed by, own, participate or engage in, or have any interest in, any person, firm, entity, partnership, limited partnership, limited liability company, corporation or business (whether as an employee, owner, partner, member, shareholder, officer, director, agent, consultant or in any capacity which calls for the rendering of personal services, advice, acts of management, operation or control) that engages in any activity substantially the same as or competitive with the Business in Orange, Los Angeles, Ventura, San Bernardino, Riverside and San Diego counties in the State of California, or in the States of Arizona and Nevada (the "RESTRICTED TERRITORY"). The foregoing shall not, however, be deemed to prevent the Key Shareholders from owning in the aggregate up to 5.0% of the securities of any corporation the shares of which are traded on a securities exchange or in the over-the-counter market.

                  Each Key Shareholder further agrees that he or she shall not, directly or indirectly, and in any of those capacities referenced above, at any time during the Non-Compete Period: (i) divert or attempt to divert any Business from Corporation (or any successor) or Buyer (and its subsidiaries) whether or not in the Restricted Territory;(ii) solicit, contact, call upon or attempt to solicit, or provide services to, any of the Corporation's (or its successors) or Buyer's (and its subsidiaries) customers, suppliers or actively sought potential customers or suppliers for the purpose of doing anything encompassed within the definition of the Business or any work reasonably related to the Business whether or not in the Restricted Territory; or (iii) induce or attempt to induce any person who is an employee of Corporation (or any successor) or Buyer (and its subsidiaries), or knowingly induce or attempt to induce any person who is an employee of Corporation (or any successor) or Buyer (and its subsidiaries) to leave the employ of Corporation (or any successor) or Buyer (and its subsidiaries) whether or not in the Restricted Territory.

                  Each Key Shareholder shall keep secret and inviolate and shall not divulge, communicate, use to the detriment of Corporation (or any successor) or Buyer (and its subsidiaries) or for the benefit of any other person or persons or misuse in any way any knowledge or information of a confidential nature, including, without limitation, all trade secrets, personnel information, computer programs, technical data, customer lists and unpublished matters relating to the business, assets, accounts, books, records, customers and contracts of Corporation (or any successor) or Buyer (and its subsidiaries) which he may or hereafter come to know as a result of his association with and which is unique to Corporation (or any successor) or Buyer (and its subsidiaries) ("Confidential Information"). Each Key Shareholder may disclose Confidential Information if required by any judicial or governmental request, requirement or order provided that each Key Shareholder will take reasonable steps to give Corporation (or any successor) or Buyer (and its subsidiaries), as applicable, sufficient prior notice in order to contest such request, requirement or order.

                  Key Shareholders have had knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information of Corporation (or any successor) or Buyer (and its subsidiaries), and Key Shareholders acknowledge and agree that compliance with the covenants set forth in this Section 9.1 is necessary for the protection of the business, goodwill and other proprietary interests of Corporation (or any successor) and Buyer (and its subsidiaries) and that any violation of this Section 9.1 will cause severe and irreparable injury to the business, goodwill and proprietary interests of Corporation (or any successor) or Buyer (and its subsidiaries), which injury is not compensable by money damages. Accordingly, in the event of a breach (or threatened or attempted breach) of this Section 9.1, Corporation (or any successor), Buyer (and its subsidiaries) shall, in addition to any other rights and remedies, be entitled to immediate appropriate injunctive relief or a decree of specific performance, without the necessity of showing any irreparable injury or special damages.

                  If, in any judicial proceeding, a court shall refuse to enforce any of the covenants included herein, then said unenforceable covenant(s) shall be deemed modified so as to become unenforceable to the maximum extent permitted, and if such modification is not permitted, then such unenforceable covenants shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. It is the intent and agreement of Corporation, Buyer and Key Shareholders that these covenants be given the maximum force, effect and application permissible under law.

                  The provisions of this Section 9.1 shall survive the closing of the transaction contemplated in this Agreement.

                  SECTION 9.2 FURTHER ASSURANCES. From time to time, at Buyer's request and without further consideration and at the expense of Buyer, Shareholders and Corporation will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and to vest in Buyer good, valid and marketable title to the Shares.

                                   ARTICLE 10

                                 INDEMNIFICATION

                  SECTION 10.1 BUYER'S INDEMNITY. Buyer agrees to indemnify and hold harmless Shareholders from and against, and in respect to, any and all losses, expenses, costs, obligations, liabilities and damages, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "LOSSES") they may incur by reason of: (i) Buyer's breach of or failure to perform any of its representations, warranties, commitments, covenants or agreements in this Agreement, or in any instrument, agreement or exhibit furnished or to be furnished by or on behalf of Buyer under this Agreement; or
(ii) any act or omission of Buyer or Corporation, or any of their respective successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform any obligation, duty or liability of Buyer or Corporation, respectively, under any loan agreement, lease, contract, order or other agreement (relating to the business of Corporation) to which Buyer or Corporation, respectively, is a party or by which any of them is bound.

                  SECTION 10.2 SHAREHOLDERS' INDEMNITY. Shareholders hereby indemnify, defend and hold harmless Buyer from and against, and in respect to, any and all losses, expenses, costs, obligations, liabilities and damages including interest, penalties and reasonable attorneys' fees and expenses, that Buyer may incur by reason of Shareholders' or Corporation's breach of or failure by Shareholders or Corporation to perform, any of their representations, warranties, commitments, covenants or agreements in this Agreement, including any exhibit hereto. Shareholders further indemnify and hold Buyer and Corporation harmless from: (i) any and all costs or expenses related to Corporation's compliance with foreign, federal, state, and local tax laws for periods of time prior to the Closing Date including, but not limited to, paying all taxes when and as requested to do so by Buyer (the "Tax Indemnity") and (ii) any and all costs or expenses of whatsoever type or kind (including tax liability inclusive of interest and penalties) related to those certain unresolved accounting issues disclosed in Schedule 2.7, notwithstanding their disclosure in such Schedule 2.7 (collectively, the "GAAP Exceptions"), provided, however, Shareholders shall have no liability arising out of the exercise of stock options including no effect on the Earnout Payment. The liability of Shareholders hereunder shall be joint and several with the following exceptions:
(i) Except as noted herein, Siegel, Hazell and Lauderdale shall only be liable up to the amount of their pro rata Shareholder interest as set forth on Schedule
1.2 (A-2) for indemnification and damages arising out of breaches of any representation and warranty by Shareholders or any other damages attributable to Shareholders arising out of the Agreement that would result in a reduction of the Purchase Price or Earnout Payments; (ii) Each Shareholder's liability for damages attributable to a misrepresentation or breach by said Shareholder of the representations and warranties set forth in Sections 2.2, 2.3, 2.5, 2.36 and 9.1 shall be limited to those damages arising out of said Shareholder's misrepresentation or breach.

                  SECTION 10.3 METHOD OF ASSERTING CLAIMS. The party seeking indemnification (the "INDEMNITEE") will give prompt written notice to the other party or parties (the "INDEMNITOR") of any claim ("CLAIM") which it discovers or of which it receives notice after the Closing and which might give rise to a

Claim by it against Indemnitor under Sections 10.1 or 10.2 and Section 1.4 B. hereof as the case may be, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize Indemnitee's right to indemnification unless such failure shall have materially prejudiced the ability of Indemnitor to defend such Claim. Thereafter, the parties shall meet in good faith in an effort to resolve the Claim. If no such mutually satisfactory resolution is reached within 30 days after the date of written notice of a Claim, either party shall have the right to submit the question to arbitration in accordance with Section 11.14 hereof.

                  SECTION 10.4 THIRD PARTY CLAIMS. In case of any Claim, suit or proceeding by a third party or by any government body, or any legal, administrative or arbitration proceedings with respect to which Indemnitor may have liability under the indemnity agreement contained in either Section 9.1. or
9.2 as the case may be, Indemnitor shall be entitled to participate therein, and, to the extent desired by Indemnitor, to assume the defense thereof at its own expense and through counsel of its own choosing, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. The parties will render each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Claim or proceeding. Indemnitee will not make any settlement of any suit, Claim or proceeding which might give rise to liability of Indemnitor under the indemnity agreements contained in either Section 10.1 or 10.2 hereof as the case may be without the written consent of Indemnitor, which consent shall not be unreasonably withheld. If Indemnitor shall desire and be able to effect, a bona fide compromise or settlement of any such suit, Claim, or proceeding and Indemnitee shall unreasonably refuse to consent to such compromise or settlement, then Indemnitor's liability under either Section 10.1 or 10.2 as the case may be with respect to such suit, Claim or proceeding shall be limited to the amount so offered in compromise or settlement together with all legal and other expenses which may have been incurred prior to the date on which Indemnitee has refused to consent to such compromise or settlement.

                  SECTION 10.5 SURVIVAL OF SHAREHOLDERS' INDEMNITY OBLIGATIONS. Shareholders' liability for a breach of the representations, warranties and covenants made by Shareholders or Corporation in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement, shall not be deemed to be waived or otherwise affected by any investigation made by Buyer and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of 18 months from the Closing Date, except for Claims relating to Sections 2.3, 2.5, 2.11, 2.16 and 2.36, any of which may be brought during any applicable period of limitations and except for Claims arising out of, or relating to, the Tax Indemnity and the GAAP Exceptions which may be brought at any time following the date hereof.

                  SECTION 10.6 SURVIVAL OF BUYER'S INDEMNITY OBLIGATIONS. Buyer's liability for a breach of the representations, warranties and covenants made by Buyer in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement shall not be deemed to be waived or otherwise affected by any investigation made by Shareholders and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  SECTION 10.7 LIMITATION ON INDEMNIFICATION. Except as set forth herein, the following limitations shall apply to the rights of indemnification set forth in Section 10.1 and 10.2 hereof as applicable (and notwithstanding Section 10.5 hereof): (i) the liability of the Indemnitor shall be net of any insurance benefits received by Indemnitee (or in the case of indemnification by Shareholders, of insurance benefits received by Corporation) and any tax benefits received by Indemnitee (or in the case of indemnification by Shareholders, of tax benefits received by Corporation) in respect of the loss giving rise to the Claim for
                                       33
indemnification; (ii) any indemnification payments made by Buyer shall constitute an increase, and any indemnification payments made by Shareholders shall constitute a reduction, of the Purchase Price; and (iii) no indemnification shall be required from Shareholders until the aggregate amount of Buyer's damages (determined in accordance with clause (I) of this Section 10.7) exceed $300,000 and then only for amounts in excess of $300,000; provided, however, that no such limitation on indemnification shall be applicable to: (i) claims arising under Section 2.11 hereof or under the Tax Indemnity or (ii) claims arising in connection with the GAAP Exceptions.

                  SECTION 10.8 RECEIVABLES INDEMNITY. In the event that Shareholders pay any amounts to Buyer with respect to uncollected receivables pursuant to Section 2.12 hereof then, and in that event, such receivable or receivables shall be assigned to Shareholders for collection.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

                  SECTION 11.1 FINDER'S OR BROKER'S FEES. Except for its agreement with Harlingwood, Buyer represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions, except for Harlingwood. Buyer agrees to indemnify and hold harmless Corporation and Shareholders against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable to Harlingwood by reason of any act, omission or statement of Buyer. Each of Corporation and Shareholders represent and warrant that he or it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as he or it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Shareholders and Corporation each agree to indemnify and hold harmless Buyer against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable by reason of any of their acts, omissions or statements.

                  SECTION 11.2 EXPENSES. Except as otherwise provided in Section 11.15, Buyer and Shareholders shall, individually, pay all costs and expenses incurred or to be incurred by any of them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

                  SECTION 11.3 EFFECT OF HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

                  SECTION 11.4 ENTIRE AGREEMENT; MODIFICATION. This Agreement, together with all of the schedules and exhibits furnished hereunder, constitute the sole and entire agreement among the parties pertaining to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

                  SECTION 11.5 WAIVER. Any party hereto may waive, in writing, compliance by the other party of any of the covenants or conditions contained in this Agreement, except those conditions imposed by law. No act, failure to act, practice or custom shall constitute an implied waiver of full compliance with any of the provisions hereof. The granting of a written waiver pursuant to this
Section 11.5 shall apply, unless
expressly set forth therein to the contrary, only to the specific incident of noncompliance with the specific provisions of this Agreement set forth therein.

                  SECTION 11.6 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the party taking such actions shall deliver a manually signed original as soon as is practicable.

                  SECTION 11.7 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective successors and assigns, or is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. None of the provisions hereof shall be deemed to give any third persons any right of subrogation or action over or against any party to this Agreement.

                  SECTION 11.8 BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                  SECTION 11.9 RECOVERY OF LITIGATION COSTS. Except as otherwise provided elsewhere in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or by reason of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                  SECTION 11.10 SUCCESSORS AND ASSIGNS. Neither Shareholders' nor Buyer's rights or obligations under this Agreement may be assigned, except that Buyer may assign its rights and obligations hereunder to an affiliate provided that such affiliate shall execute and deliver such documentation necessary to be bound by the terms of this Agreement provided that Buyer shall remain primarily liable hereunder. Any assignment in violation of the foregoing shall be null and void.

                  SECTION 11.11 NOTICES. Any notices, consent, approval or other communications given pursuant to the provisions of this Agreement shall be in writing and shall be (a) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (b) delivered by a nationally recognized overnight courier, U.S. Post Office Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee, and addressed as follows:

                  If to Shareholders or          CONSOLIDATED REPROGRAPHICS
                  Corporation at:                31 Musick Avenue
                                                 Irvine, California  92618-1638

                  With a copy (which             ROGER L. NEU, ESQ.
                  shall not constitute           2603 Main Street, Suite 1099
                  notice) to:                    Irvine, California  92614

                  If to Buyer at:      LASON, INC.
                                       1305 Stephenson Highway
                                       Troy, Michigan  48083
                                       Attn: Gary L. Monroe, Chairman, President
                                             and Chief Executive Officer

                  With a copy          SEYBURN, KAHN, GINN, BESS
                  (which shall not     DEITCH AND SERLIN, P.C.
                  constitute notice)   2000 Town Center, Suite 1500
                  to:                  Southfield, Michigan 48075-1195
                                       Attn:  Laurence B. Deitch, Esq.

The time of giving of any notice shall be the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which notice shall be given.

                  SECTION 11.12 DEFINITIONS. All terms defined in this Agreement shall have such defined meanings when used in any exhibit, schedule, or any certificate or other document made or delivered pursuant thereto or thereto, unless otherwise defined therein.

                  SECTION 11.13 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict provision or rule, whether of the State of Michigan (or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Michigan to be applied. In furtherance of the foregoing, the internal law of the State of Michigan will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law or analysis, the substantive law of some other jurisdiction would ordinarily apply.

                  SECTION 11.14 ARBITRATION. Except for claims arising out of
Section 9.1 of this Agreement (which claims may be brought in a Federal or State court of competent jurisdiction in either the State of Michigan or the State of California as Buyer may elect) in the event of a dispute between the parties hereto concerning any of the provisions of this Agreement, the parties shall promptly meet and discuss such dispute in a good faith effort to resolve such dispute. If no resolution is reached within 30 days following the date on which one party first notifies the other of his or its request that such a meeting be held, then, and in that event, the dispute shall be resolved by final and binding arbitration in Orange County, California pursuant to the commercial arbitration rules then prevailing of the American Arbitration Association. Notwithstanding the foregoing, each party specifically reserves the right (a) to seek equitable remedies in a Federal or state court of competent jurisdiction sitting in either the State of Michigan or in the State of California as plaintiff in the action may elect, except for claims arising under Section 9.1 hereof, where Buyer shall have the sole right to select the venue for adjudication; and (b) to bring a third party action against any other party in any proceeding to which the party initiating such third party action (the "INITIATING PARTY") is a party under circumstances in which the basis of the claim of the initiating party against he other party is that the other party is liable, in whole or in part, for any claim or counterclaim being asserted against the initiating party in such proceeding. The decision of the arbitrators when rendered shall be final and binding on the parties hereto. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction. The cost of the arbitration proceeding (exclusive of counsel fees) shall be borne equally by the parties, except as otherwise specifically provided herein.

                  SECTION 11.15 HSR ACT. Buyer and Shareholders shall cooperate in good faith in complying with the HSR Act and in attempting to secure early termination of the applicable HSR Act waiting period. In connection therewith, Buyer acknowledges that it shall pay and is solely responsible for all expenses related to complying with HSR Act, including the initial HSR Act filing fee in the amount of [$45,000] and the fees of counsel to Corporation and Shareholders in complying with the HSR Act. As a pre-condition to the obligations of Buyer to consummate the transaction contemplated by this Agreement, Shareholders shall have fully complied with the applicable provisions of the HSR Act, and any and all applicable waiting periods thereunder shall have expired, or an opinion reasonably acceptable to Buyer state that no such filing is required shall have been delivered to Buyer. As a pre-condition to the obligations of Shareholders to consummate the transaction contemplated by this Agreement, Buyer shall have fully complied with the applicable provisions of the HSR Act, and any and all applicable waiting periods thereunder shall have expired or an opinion reasonably acceptable to Shareholders stating that no such filing is required shall have been delivered to Shareholders.

                  SECTION 11.16 POWER OF ATTORNEY. Shareholders hereby appoint Lundeen (or in the event of his death, incapacity or unwillingness to serve, Chamberlain) as their attorney-in-fact for the following purposes: (i) to act as their spokesman and to bind them with regard to any matters arising hereunder requiring the action of Shareholders, including, but not limited to, matters related to the Net Working Capital adjustment, the Earnout Payments and indemnification; and (ii) to execute and deliver any and all documents necessary to close the transaction contemplated herein, not executed by a Shareholder individually.

                  IN WITNESS WHEREOF, each of the parties hereto have signed this Agreement for the Purchase and Sale of Stock or has caused the same to be signed by its duly authorized officer as of the date first above written.

                                BUYER:

                                LASON, INC., a Delaware corporation


                                By /s/ GARY L. MONROE
                                  ----------------------------------------------
                                       GARY L. MONROE
                                  Its: Chairman, President and Chief Executive
                                       Officer


                                SHAREHOLDERS:

                                /s/ ARTHUR G. LUNDEEN
                                ------------------------------------------------
                                ARTHUR G. LUNDEEN

                                /s/ JAMES M. CHAMBERLAIN
                                ------------------------------------------------
                                JAMES M. CHAMBERLAIN, individually and as
                                Trustee of the Chamberlain Family Trust U/T/D dated March 6, 1997


                                /s/ ARLENE M. CHAMBERLAIN
                                ------------------------------------------------
                                ARLENE M. CHAMBERLAIN, individually and as
                                Trustee of the Chamberlain Family Trust U/T/D dated March 6, 1997


                                /s/ MARK W. SIPES
                                ------------------------------------------------
                                MARK W. SIPES


                                /s/ RICHARD C. FRENCH
                                ------------------------------------------------
                                RICHARD C. FRENCH


                                /s/ PHILLIP B. SIEGEL
                                ------------------------------------------------
                                PHILLIP B. SIEGEL, individually and as
                                Co-Trustee of the Phillip B. Siegel Family Trust established November 22, 1982

                                /s/ DIANE R. SIEGEL
                                ------------------------------------------------
                                DIANE R. SIEGEL, individually and as Co-Trustee of the Phillip B. Siegel Family Trust established November 22, 1982


                                /s/ CHARLES K. LAUDERDALE
                                ------------------------------------------------
                                CHARLES K. LAUDERDALE


                                /s/ ERIC HAZELL
                                ------------------------------------------------
                                ERIC HAZELL


                                CORPORATION:

                                CONSOLIDATED REPROGRAPHICS,
                                a California corporation


                                By:/s/ ARTHUR G. LUNDEEN
                                   ---------------------------------------------
                                      ARTHUR G. LUNDEEN, PRESIDENT

                                 SPOUSAL CONSENT

         I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions my spouse, Mark W. Sipes, agrees to sell all his shares of the Company, including my community interest in them, if any. I hereby acknowledge and agree that the Shares are my spouse's sole and separate property and that I will take no action at any time to hinder the operation of the Agreement on those Shares.

                                           /s/ Debra K. Sipes
                                           --------------------------------
                                           Debra K. Sipes


                                 SPOUSAL CONSENT

         I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions my spouse, Arthur G. Lundeen, agrees to sell all his shares of the Company, including my community interest in them, if any. I hereby acknowledge and agree that the Shares are my spouse's sole and separate property and that I will take no action at any time to hinder the operation of the Agreement on those Shares.

                                           /s/ Patricia T. Lundeen
                                           --------------------------------
                                           Patricia T. Lundeen


                                 SPOUSAL CONSENT

         I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions my spouse, Charles K. Lauderdale, agrees to sell all his shares of the Company, including my community interest in them, if any. I hereby acknowledge and agree that the Shares are my spouse's sole and separate property and that I will take no action at any time to hinder the operation of the Agreement on those Shares.

                                           /s/ Kathleen S. Lauderdale
                                           --------------------------------
                                           Kathleen S. Lauderdale


                                 SPOUSAL CONSENT

         I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions my spouse, Eric Hazell, agrees to sell all his shares of the Company, including my community interest in them, if any. I hereby acknowledge and agree that the Shares are my spouse's sole and separate property and that I will take no action at any time to hinder the operation of the Agreement on those Shares.

                                           /s/ Mary K. Hazell
                                           --------------------------------
                                           Mary K. Hazell